[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.
Execution Copy

LICENSE AGREEMENT
between
MELINTA THERAPEUTICS, INC.
and
A. MENARINI INDUSTRIE FARMACEUTICHE RIUNITE S.R.L.
dated as of September 29, 2018

TABLE OF CONTENTS
Page
ARTICLE I - DEFINITIONS; INTERPRETATION    1
1.1Definitions    1
1.2Interpretation    14
ARTICLE II - LICENSE    15
2.1License Grant    15
2.2Sublicensees    15
2.3Limitations on Activities of Licensee    16
2.4No Implied Obligations; Retained Rights    17
2.5Registration    17
ARTICLE III - REGULATORY MATTERS    17
3.1Regulatory Approvals, Pricing Approvals, and Regulatory Activities    17
3.2Disclosure of Regulatory Data and Regulatory Materials    19
3.3Regulatory Approval Variations    20
3.4Pharmacovigilance    20
ARTICLE IV - PRODUCT SUPPLY AND MANUFACTURING    20
4.1Supply Agreement    20
4.2Technology Transfer    20
4.3Licensee Responsibilities    21
ARTICLE V - DEVELOPMENT AND MEDICAL AFFAIRS    21
5.1Responsibility for Development and Medical Affairs; Efforts    21
5.2Development and Medical Affairs Plans    22
5.3Development Plan Budget and Medical Affairs Plan Budget    23
5.4Amendments to Plans and Plan Budgets    23
5.5Collaborative Development and AST Activities    23
5.6Development Costs, Medical Affairs Expenses, and Collaboration Costs    25
5.7Rights to Regulatory Materials    26
5.8Reporting    27
ARTICLE VI - GOVERNANCE    27
6.1Joint Steering Committee    27
6.2Subcommittees    28
6.3Authority    29
6.4Meetings; Decision-Making    30
6.5Alliance Manager    31

ARTICLE VII - FINANCIAL TERMS    31
7.1Upfront Payment    31
7.2Regulatory Milestones    31
7.3Launch Milestones    32
7.4Sales Milestones    33
7.5Royalties    34
7.6Late Payments    36
7.7Changes to Royalties    36
7.8Changes in Regulatory Scheme in Licensed Territory    36
7.9Payments    36
7.10Upstream Agreements    37
7.11Financial Records    37
7.12Audits    37
7.13Tax Matters    38
ARTICLE VIII - COMMERCIALIZATION    39
8.1Product Commercialization    39
8.2Commercialization Plan    40
8.3Educational Materials    41
8.4Trademarks    42
8.5Compliance with Laws    42
8.6Customer Support    44
8.7Product Information    44
8.8Records    44
8.9Additional Obligations    45
8.10Insurance    45
ARTICLE IX - INTELLECTUAL PROPERTY    46
9.1Intellectual Property Ownership    46
9.2Protection of Rights    46
9.3Prosecution and Maintenance    46
9.4Product Infringement Claims    47
9.5Personnel Obligations    48
ARTICLE X - REPRESENTATIONS AND WARRANTIES    49
10.1Representations and Warranties of Each Party    49
10.2Additional Company Representations and Warranties    49
10.3Warranty Disclaimer    50
10.4Limitation of Damages    50
ARTICLE XI - INDEMNIFICATION    50
11.1Indemnification by Licensee    50

11.2Indemnification by Company    51
11.3Conditions and Limitations of Indemnification Obligation    51
ARTICLE XII - CONFIDENTIALITY    52
12.1Confidentiality; Exceptions    52
12.2Authorized Disclosure    52
12.3Disclosure of Agreement    53
ARTICLE XIII - TERM AND TERMINATION    53
13.1Term    53
13.2Termination by Company for Breach    53
13.3Termination by Licensee for Breach    54
13.4Termination of Countries within the Licensed Territory    54
13.5Insolvency Event; Bankruptcy Rights    54
13.6Effect of Termination    55
13.7Survival    56
ARTICLE XIV - DISPUTES    57
14.1Disputes    57
14.2Dispute Resolution    57
14.3Exclusions    58
ARTICLE XV - MISCELLANEOUS    59
15.1Force Majeure    59
15.2Performance by Affiliates    59
15.3Independent Contractors    59
15.4Notices    59
15.5Governing Law    60
15.6Entire Agreement    60
15.7Assignment    60
15.8Severability    61
15.9Headings    61
15.10Export Control    61
15.11Waiver    61
15.12Counterparts    61

Exhibit A −    Commercialization Activities
Schedule 1.1     Company Patents
Schedule 1.3     Upstream Agreements
Schedule 7.8(a)     Example of Payment Amount Adjustment
Schedule 8.2(d)     The Initial Commercial Forecasts for the Initial Products in the EU

Schedule 10.2(e)    Regulatory Commitments

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is entered into and effective as of September 28, 2018 (the “Effective Date”), by and between Melinta Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, with its principal place of business located at 300 Tri-State International, Suite 200, Lincolnshire, IL 60069, U.S.A. (“Company”), and A. Menarini Industrie Farmaceutiche Riunite S.r.L, a company organized and existing under the laws of Italy, with its principal place of business located at 3, Via Sette Santi, 50131 Florence, Italy (“Licensee”). Company and Licensee are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, Company is engaged in the Development and Commercialization of the Products (each, as defined below);
WHEREAS, Licensee has the capability and resources to Develop and Commercialize the Products in the Field in the Licensed Territory (each, as defined below);
WHEREAS, Company desires to grant Licensee, and Licensee desires to accept from Company, an exclusive license under the Company IP (as defined below) to Commercialize the Products in the Field in the Licensed Territory, all on the terms and subject to the conditions stated herein;
WHEREAS, Company desires to grant Licensee, and Licensee desires to accept from Company, a license under the Company IP to Develop and Manufacture (each, as defined below) the Products in the Field in the Licensed Territory for the sole purpose of Commercializing such Products in the Field in the Licensed Territory, all on the terms and subject to the conditions stated herein; and
WHEREAS, following the execution of this Agreement, the Parties shall enter into certain supply and quality agreements (collectively, the “Supply Agreements”) in accordance with Article IV of this Agreement.
AGREEMENT
Now, therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I - DEFINITIONS; INTERPRETATION

1.1    Definitions. When used in this Agreement, capitalized terms will have the meanings as defined below and throughout this Agreement.
“Accounting Standards” shall mean, with respect to Company, U.S. Generally Accepted Accounting Principles, and, with respect to Licensee, Italian Accounting Standards, in each case, consistently applied.
“Adjusted Royalty Threshold” shall have the meaning set forth in Section 7.5(b).
“Affiliate” shall mean, with respect to a Party, any other Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided, that such foreign investor has the power to direct the management and policies of such entity.
“Agreement” shall have the meaning set forth in the Preamble.
“Alliance Manager” shall have the meaning set forth in Section 6.5.
“Ancillary Agreements” shall mean the Supply Agreements, the PV Agreement and any other agreements between the Parties contemplated hereunder.
“Anti-Corruption Laws” shall mean all applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials, healthcare professionals, and private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the FCPA and the UK Bribery Act.
“Applicable Law” shall mean any and all applicable laws, rules, regulations, directives, guidance and orders of any Governmental Authority, as well as applicable industry codes, including (a) Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, and the relevant implementing laws in the Licensed Territory, (b) U.S. Export Control Laws, (c) GDPR and the relevant national laws of individual EU Member States, and (d) Anti-Corruption Laws and Trade Control Laws.
“Asia-Pacific” shall mean Australia, China, Hong Kong, India, Indonesia, Malaysia, New Zealand, Philippines, Singapore, South Korea, Taiwan, Thailand, and Vietnam, as their boundaries are defined as of the Effective Date, and any successors thereto.

“AST Activities” shall mean antibiotic susceptibility tests.
“AST Costs” shall mean, with respect to a Product, the costs and expenses incurred by or on behalf of a Party or its Affiliates, including FTE costs and Out-of-Pocket Costs, attributable or reasonably allocable to any AST Activities as set forth in the Collaboration Plan and Collaboration Budget, and in accordance with the applicable Accounting Standards’ expense recognition provisions, including the costs of internal personnel engaged in such AST Activities, which costs shall be determined based on the FTE Rate and represented in the FTE costs.
“Audit Team” shall have the meaning set forth in Section 7.12(a).
“Base Exchange Rate” shall have the meaning set forth in Section 7.8(a).
“Business Day” shall mean any day that is not a Saturday or Sunday, or other day that is not a public holiday in Florence, Italy or a recognized federal holiday in the U.S.
“Calendar Half” shall mean a period of six (6) consecutive months ending on the last day of June and December, respectively; provided that the first Calendar Half of the Term shall be the period from the Effective Date through December 31, 2018.
“Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September or December, respectively; provided that the first Calendar Quarter of the Term shall be the period from the Effective Date through September 30, 2018.
“Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31st; provided that the first Calendar Year of the Term shall be the period from the Effective Date through December 31, 2018.
“CIS” shall mean Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine, and Uzbekistan, as their boundaries are defined as of the Effective Date, and any successors thereto.
“Claim” or “Claims” shall mean any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, Proceeding or investigation.
“Collaboration Activities” shall have the meaning set forth in Section 5.5(a)(ii).
“Collaboration Budget” shall have the meaning set forth in Section 5.5(a)(ii).
“Collaboration Plan” shall have the meaning set forth in Section 5.5(a)(ii).
“Collaboration Proposal” shall have the meaning set forth in Section 5.5(a)(i).
“Commercial Forecast” shall have the meaning set forth in Section 8.2(d).
“Commercialization Costs” shall mean, with respect to a Product, all costs and expenses incurred by or on behalf of Licensee or its Affiliates attributable or reasonably allocable to the Commercialization of such Product in the Field in the Licensed Territory. Commercialization Costs shall include: (a) costs of internal personnel engaged in such efforts; (b) costs associated with the purchase or Manufacture and distribution of such Product (including samples); (c) costs associated with any patient assistance programs; (d) costs associated with any recall or withdrawal of such Product; and (e) costs associated with the advertising and marketing of such Product, but excluding, in each case, any Medical Affairs Expenses.
“Commercialization Plan” shall have the meaning set forth in Section 8.2(a).
“Commercialization Plan Budget” shall have the meaning set forth in Section 8.2(b).
“Commercialization Report” shall have the meaning set forth in Section 8.1(d).
“Commercialize”, “Commercialization” and “Commercializing” shall mean to import, market, advertise, warehouse, distribute and sell, and Educate potential prescribers about, any product, including responsibility for pricing and reimbursement and interacting with any Regulatory Authority regarding the foregoing.
“Commercially Reasonable Efforts” shall mean, with respect to activities devoted to a Product, that level of efforts, expertise, and resources consistent with the usual practice followed by a global commercial-stage biopharmaceutical company relating to Development or Commercialization (as applicable) of any other pharmaceutical product owned by it or to which it has exclusive or co-exclusive rights, which is of similar market potential and at a similar stage in development or product life.
“Company” shall have the meaning set forth in the Preamble.
“Company IP” shall mean the Company Know-How and the Company Patents.
“Company Know-How” shall mean all Know-How that is Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term, including Know-How constituting New IP, and is necessary or useful for the Development, Manufacture, and/or Commercialization of any Product in the Field in the Licensed Territory in accordance with the terms of this Agreement.
“Company Marks” shall mean the trademark(s) and/or logo(s) of any Products Controlled by Company and under which such Product is marked by or on behalf of Company.
“Company Patents” shall mean all Patents granted or pending in a country or jurisdiction within the Licensed Territory that are Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term, including Company Patents constituting New IP, that have one or more Valid Claims that Cover the Development, Manufacture or Commercialization of any Product. The list of Company Patents as of the Effective Date is attached hereto as Schedule 1.1. Such Schedule 1.1 shall be updated or corrected by Company from time to time during the Term as necessary to make such list of Company Patents complete, provided that a failure to update or correct such list shall not have any effect on the scope of this definition.
“Competing Product” shall mean any pharmaceutical product containing (i) carbapenem in association with a beta-lactamase inhibitor, (ii) a glycopeptide or (ii) a tetracycline, in each case approved or being commercialized for an indication for which the corresponding Product is approved or being Developed or Commercialized by Company or its Affiliates outside the Licensed Territory. For clarity, “Competing Product” with respect to clause (i) shall include any antibiotic product comprising both a beta lactamase inhibitor and beta lactam compound for use in gram negative infections.
“Compound” shall mean: (a) with respect to any Vabomere Product, a combination of meropenem and vaborbactam; (b) with respect to any Orbactiv Product, oritavancin; and (c) with respect to any Minocin IV Product, minocycline hydrochloride.
“Confidential Information” shall have the meaning set forth in Section 12.1.
“Control” shall mean, with respect to any Know-How, Patents or other Intellectual Property rights, that the applicable Party or its Affiliates owns or has a license under such Know-How, Patents or other Intellectual Property rights and, in each case, has the legal right to assign, or grant a license, sublicense or other applicable right to or under, such Know-How, Patents or other Intellectual Property rights to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
“COGS” shall mean, with respect to any Product, the fully burdened cost of all resources and operations carried out by or on behalf of Company in order to Manufacture such Product, packaged in bulk form, such cost to be established in accordance with applicable Accounting Standards. For clarity, with respect to any Product purchased by Licensee from Company pursuant to the applicable Supply Agreement, “COGS” for such Product shall be established by Company prior to the first shipment of such Product to Licensee, and thereafter, updated on at least a Calendar Year basis, in accordance with the Supply Agreements.
“Costs” shall mean Development Costs or AST Costs, as applicable. “Costs Estimate” shall have the meaning set forth in Section 5.6(b). “Costs Report” shall have the meaning set forth in Section 5.6(b).
“Cover”, “Covering” or “Covered” shall mean, with respect to a Product, that, but for a license granted to a Person under a Valid Claim of a Patent, the Development, Manufacture, Commercialization or other exploitation of such Product in the Field in the Licensed Territory by such Person would infringe such Valid Claim.
“CTA” shall mean a clinical trial application or other application or approval of any Regulatory Authority for authorization to commence or continue any Development activities for a product in the applicable jurisdiction.
“Data Room” shall mean the electronic data room maintained at https://bdr110008.bmcgroup.com/Default.aspx.
“Develop” or “Development” shall mean activities relating to the pre-clinical and clinical drug development of a product or the updating or review of product labeling, including test method development and stability testing, assay development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pharmacokinetic studies, microbiology studies, microbial surveillance studies, clinical trials (including research to design clinical trials), whether pre- or post-Regulatory Approval, and any other research and development activities with respect to a product.
“Development Costs” shall mean, with respect to a Product, the costs and expenses incurred by or on behalf of a Party or its Affiliates, including FTE costs and Out-of-Pocket Costs, attributable or reasonably allocable to the Development of a Product, which costs and expenses are consistent with and set forth in the Development Plan or Collaboration Plan, as applicable, and in accordance with the applicable Accounting Standards’ expense recognition provisions. Development Costs shall include: (a) the costs of internal personnel engaged in such efforts, which costs shall be determined based on the FTE Rate and represented in the FTE costs; (b) the preparation of medical writing and publishing; (c) the costs associated with conducting clinical trials, including (i) the preparation, collation and/or validation of data from such clinical trials, (ii) the cost of contract research organizations, (iii) costs associated with Manufacturing and distributing such Product (including clinical samples), including, if applicable, recalling or withdrawing such Product, in each case, to the extent used in clinical trials, (iv) expenses incurred to purchase and/or package comparator and combination drugs, and (v) costs and expenses of disposal of clinical samples; and (d) the costs associated with conducting any post-Regulatory Approval clinical trials for such Product, including any Phase IV Studies. For clarity, Out-of-Pocket Costs includes costs paid to Third Parties for the acquisition of Third Party Intellectual Property.
“Development Plan” shall have the meaning set forth in Section 5.2(a).
“Development Plan Budget” shall have the meaning set forth in Section 5.3(a).
“Disclosing Party” shall have the meaning set forth in Section 12.1.
“Education” shall mean those activities normally undertaken by a pharmaceutical company’s representatives and scientific liaisons to educate potential prescribers regarding the use of a particular prescription or other pharmaceutical product for indication(s) for which such product has received Regulatory Approval, including detailing. When used as a verb, “Educate” shall mean to engage in such activities.
“Educational Materials” shall mean those documents and other materials normally used by a pharmaceutical company’s representatives and scientific liaisons for Educational purposes,
“Effective Date” shall have the meaning set forth in the Preamble.
“EMA” shall mean the European Medicines Agency and any successor Governmental Authority thereto (including any successor Governmental Authority thereto with respect to any country formerly in the EU) having substantially the same function.
“European Commission” or “EC” shall mean the executive of the EU that promotes its general interest.

“EU” shall mean the European Union, as their boundaries are defined as of the Effective Date, and any successors thereto.
“Europe” shall mean Albania, Andorra, Austria, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, San Marin Republic, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom, and Vatican City, as their boundaries are defined as of the Effective Date, and any successors thereto.
“Expert” shall mean a person with no less than fifteen (15) years of pharmaceutical industry experience and expertise relating to the field in which the expertise is required (e.g. Manufacturing, Development, Commercialization and/or licensing) but excluding any current or former employee or consultant of either Party or such Party’s Affiliates or any Sublicensees.
“Expert Committee” shall mean a panel of three (3) Experts, one (1) Expert selected by Company, one (1) Expert selected by Licensee, and one (1) Expert selected jointly by the two (2) other Experts, such Expert to be chairman of such panel of the three (3) Experts.
“Expert Resolution” shall have the meaning set forth in Section 14.2(b).
“Experts Meeting” shall have the meaning set forth in Section 14.2(b)(i).
“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended.
“Field” shall mean any systemic use of a Product for the therapeutic treatment of any bacterial infection, but excluding in all cases, any topical or ophthalmic uses.
“Finance Officers” shall have the meaning set forth in Section 5.6(b).
“First Commercial Sale” shall mean, with respect to a Product, on a country-by-country basis, the first sale of such Product to a Third Party by Licensee or any of its Affiliates or Sublicensees in a country in the Licensed Territory after receipt of Regulatory Approval for such Product in such country in the Licensed Territory. Sales for test marketing, sampling and Educational uses, clinical study purposes or compassionate or similar uses shall not be considered a First Commercial Sale.
“Force Majeure Event” shall have the meaning set forth in Section 15.1.
“FTE” shall mean a full-time equivalent person based upon of a total of 1,760 hours per year of Development, Medical Affairs Activities or other relevant activities under this Agreement with respect to a Product.
“FTE Rate” shall mean the rate per FTE (which may be prorated on a daily basis as necessary) of [***] per annum with respect to activities conducted pursuant to this Agreement, subject to annual adjustment on each anniversary of the Effective Date by the change in the rate of the Employment Cost Index for total compensation for the “management, professional and related”

occupational group, as published by the U.S. Department of Labor, Bureau of Labor Statistics (or any similar index agreed upon by the Parties if such index ceases to be compiled and published).
“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.
“Generic Product” means, with respect to a Product in a given country, another product (either generic or branded) containing the applicable Compound in the same form and dosage and approved for the same indication(s) as such Product, which is lawfully being sold in such country and which may be sold in place of such Product.
“Governing Law” shall have the meaning set forth in Section 15.5.
“Governmental Authority” shall mean any international, national, domestic, foreign, regional, local or other governmental or regulatory authority of the U.S., the EU, any member state of the EU or any other applicable country or jurisdiction, including any or supra-national authority.
“Gross Ex-Factory Price” shall have the meaning set forth in Section 7.3.
“HAP/VAP Study” shall mean a clinical study evaluating the efficacy of a Product, alone or in combination with other antibiotic products, to treat hospital acquired pneumonia or ventilator associated pneumonia.
“I.C.C.” shall mean the International Chamber of Commerce.
“IMI” shall mean the Innovative Medicines Initiative.
“Improvement” shall mean, subject to Sections 5.5 and 5.6, (a) modifications to the current processing techniques, formulation or uses of the Compound, (b) modifications to the current manufacturing, processing techniques, formulation or uses of the Product and (c) any new indication of the Product provided that all items in (a), (b), (c) are made and available to Company and do not require any specific Development Plan as provided for hereunder.
“Indemnified Party” shall have the meaning set forth in Section 11.3.
“Indemnifying Party” shall have the meaning set forth in Section 11.3.
“Initial Products” shall mean (a) the Orbactiv Product for which, as of the Effective Date, the EC has approved an MAA to Commercialize such Product in the Field in the EU (such approval, the “Orbactiv EU MA”); and (b) the Vabomere Product for which, as of the Effective Date, Rempex London Ltd, an Affiliate of Company, has filed an MAA to Commercialize such Product in the Field in the EU (the approval of such MAA, if granted, the “Vabomere EU MA”).
“Intellectual Property” shall mean, collectively, all intellectual property rights and similar proprietary rights, including trademarks, copyrights, Know-How and Patents, whether registered or unregistered, and all applications and registrations to register, and renewals and extensions of, any of the foregoing.

“Interested Person” shall have the meaning set forth in Section 8.5(g).
“JDC” shall have the meaning set forth in Section 6.2.
“JPC” shall have the meaning set forth in Section 6.2.
“JSC” shall have the meaning set forth in Section 6.1(a).
“Know-How” shall mean any and all ideas, techniques, information, know-how, data, prototypes, research results, writings, inventions, discoveries, and other technology (including any proprietary materials), whether or not patentable or copyrightable.
“Licensed Territory” shall mean (a) Europe; (b) CIS; and (c) Asia-Pacific.
“Licensed Territory-Required Development Activities” shall have the meaning set forth in Section 5.1(a).
“Licensee” shall have the meaning set forth in the Preamble.
“Licensee Marks” shall have the meaning set forth in Section 8.4.
“Licensee Medical Affairs Activities” shall have the meaning set forth in Section 5.1(b).
“Loss of Market Exclusivity” shall mean, with respect to a Product, on a country-bycountry basis, that the following has occurred: (a) a Third Party has launched a Generic Product in such country, and (b) the Net Sales of such Product in such country during any three (3) consecutive calendar months after such launch are less than [***] of Net Sales of such Product in such country in the three (3) complete consecutive calendar month period immediately prior to such launch.
“Losses” shall have the meaning set forth in 11A .
“MAA” shall mean (a) a marketing authorization application submitted to a Regulatory Authority, or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.
“Major Countries” shall mean Australia, China, France, Germany, Italy, Russia, South Korea, Spain, and the United Kingdom.
“Manufacture” or “Manufacturing” means any and all activities and operations involved in or relating to the manufacturing, production, labeling or packaging of a product, whether for pre-clinical, clinical or commercial purposes.
“Orbactiv EU MA” shall have the meaning set forth in the definition of Initial Products.
“Measurement Date” shall have the meaning set forth in Section 7.8(a).
“Medical Affairs Activities” shall mean the activities related to the dissemination of scientific information, coordination of medical information requests and field based medical scientific liaisons with respect to a product, including: (a) any associated activities of medical scientific liaisons and the provision of medical information services with respect thereto; (b)

advisory boards; (c) conduct of scientific meetings; (d) publications; and (e) any health economics and research studies. For clarity, “Medical Affairs Activities” excludes Development.
“Medical Affairs Expenses” shall mean, with respect to a Product, the costs and expenses incurred by or on behalf of Licensee or its Affiliates, including FTE costs and Out-of-Pocket Costs, attributable or reasonably allocable to any Medical Affairs Activities, and in accordance with the applicable Accounting Standards’ expense recognition provisions, including the costs of internal personnel engaged in such Medical Affairs Activities, which costs shall be determined based on the FTE Rate and represented in the FTE costs.
“Medical Affairs Plan” shall have the meaning set forth in Section 5.2(b).
“Medical Affairs Plan Budget” shall have the meaning set forth in Section 5.3(b).
“Minocin IV Product” shall mean any pharmaceutical product in finished pharmaceutical form currently approved by the U.S. Food and Drug Administration as Minocin for Injection.
“Net Sales” shall mean, with respect to a Product, the respective gross amounts invoiced to a Third Party by Licensee, including its Affiliates, or Sublicensees on account of respective sales of such Product by Licensee, such Affiliates or Sublicensees, less the total of: [***].
“New IP” shall have the meaning set forth in Section 9.1.
“Orbactiv Product” shall mean any pharmaceutical product in finished pharmaceutical form containing oritavancin as an active pharmaceutical ingredient in any dosage, form, formulation, or mode of administration, whether used alone or as a fixed dose or co-packaged combination.
“Orbactiv Reformulation Studies” shall mean any studies required in order to develop a novel formulation of oritavancin with cyclodextrin in order to reduce the Orbactiv Product’s infusion time and volume.
“Out-of-Pocket Costs” shall mean, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for a Product, and have been recorded in accordance with the Accounting Standards applicable to such Party.
“Party” or “Parties” shall have the meaning set forth in the Preamble.
“Patents” shall mean any and all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications claiming priority to such patents and patent applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Pediatric Studies” shall mean any studies for the Vabomere Product or the Orbactiv Product required by both the European Pediatric Investigational Plan (PIP) and the U.S. Pediatric Study Plan (PSP).
“Person” shall mean, as applicable, any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.
“Phase IV Study” shall mean a human clinical trial which is conducted with respect to a product after Regulatory Approval of such product has been obtained from an appropriate Regulatory Authority, and includes (a) trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved indication or (b) trials conducted after Regulatory Approval due to request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.
“Post-Approval Development Activities” shall mean any additional Development activities required by any applicable Regulatory Authority with respect to a product to maintain any Regulatory Approval following the receipt of such Regulatory Approval.
“Pricing Approval” shall mean such governmental approval, agreement, determination or decision establishing prices for a Product in the Field that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products. In countries of the Licensed Territory where, according to local regulations, prices are formally determined before the application for reimbursement, Pricing Approval shall be considered obtained when the effective price for reimbursement is approved.
“Proceeding” shall mean any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative or informal) by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Product” shall mean any Vabomere Product, Orbactiv Product and/or Minocin IV Product.
“Public Official or Entity” shall mean (a) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.
“PV Agreement” shall have the meaning set forth in Section 3.4.
“Receiving Party” shall have the meaning set forth in Section 12.1.
“Reference Exchange Rate” shall have the meaning set forth in Section 7.8(a).
“Regulatory Approval” shall mean, collectively, approvals, establishment licenses, registrations and authorizations (including marketing authorizations but excluding Pricing Approvals) of any Regulatory Authority necessary for the Commercialization of a product in any country or region.

“Regulatory Authority” shall mean any applicable Governmental Authority responsible for granting approvals for the Development, Manufacture or Commercialization of a Product in the Licensed Territory.
“Regulatory Commitments” shall mean the commitments to Regulatory Authorities with respect to the Development of the Products in the Licensed Territory as of the Effective Date, as listed on Schedule 10.2.
“Regulatory Data” shall mean all regulatory information, materials, data and results relating to a Product which are necessary for Regulatory Approvals and Pricing Approvals for such Product, including but not limited to the e-CTD dossiers submitted to and approved by applicable Regulatory Authorities, in-vitro Product testing data and study data, data queries, data tables reports and case report forms generated during any pre-clinical or clinical study or registry study, for such Product.
“Regulatory Exclusivity” shall mean, with respect to a Product, on a country-by-country or jurisdiction-by-jurisdiction basis, the ability to exclude Third Parties from Commercializing such Product in such country or jurisdiction, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country or jurisdiction, other than through Patents.
“Regulatory Materials” shall mean all regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, Pricing Approvals and/or other filings or approvals made to, received from or otherwise conducted with a Regulatory Authority for the Development or Commercialization of a Product in a particular country or jurisdiction, including, any CTAs.
“Regulatory Plan” shall have the meaning set forth in Section 3.1(b).
“Restricted Party” shall have the meaning set forth in Section 8.5(c).
“Rules” shall have the meaning set forth in Section 14.2(a)(i).
“Senior Officers” shall mean, with respect to Company, its Chief Financial Officer, and, with respect to Licensee, its Corporate Director Licensing and Business Development.
“Significant Loss of Market Exclusivity” shall have the same meaning as Loss of Market Exclusivity except that “[***]” shall be substituted for the reference to “[***]” therein.
“Sublicensee” shall have the meaning set forth in Section 2.2.
“Successor Entity” shall have the meaning set forth in Section 13.6(d).
“Supply Agreements” shall have the meaning set forth in the Recitals.
“Term” shall have the meaning set forth in Section 13.1.

“Terminated Country” shall mean any country in the Licensed Territory pursuant to which this Agreement is terminated under Section 13.2, or Section 13.4. For clarity, (a) a Terminated Country shall no longer be deemed within the Licensed Territory; and (b) upon termination of this Agreement in its entirety, each country within the Licensed Territory shall be deemed a Terminated Country,
“Terminated Product” shall mean with respect to any Product, all Vabomere Products, Orbactiv Products, or Minocin IV Products, as applicable, pursuant to which this Agreement is terminated under Section 13.2, Section 13.3, Section 13.4, or Section 15.1. For clarity, (a) a Terminated Product shall no longer be deemed a Product; and (b) upon termination of this Agreement in its entirety, each Product shall be deemed a Terminated Product.
“Third Party” shall mean any entity other than Company, Licensee or their respective Affiliates.
“Third Party Claims” shall have the meaning set forth in Section 11.1.
“Trade Control Laws” shall mean all statutory and regulatory requirements related to export controls, economic sanctions, trade embargoes, imports of goods, and payment of custom duties.
“Transfer Price” shall mean, with respect to a Product, COGS for such Product, calculated in accordance with Section 7.5(b).
“Trigger Price” shall have the meaning set forth in Section 7.3.
“Two Countries” shall have the meaning set forth in Section 7.6.
“UK Bribery Act” shall mean the UK Bribery Act 2010, as amended.
“Upstream Agreements” shall mean any and all agreements with Third Parties under which any Company IP was acquired by or licensed to Company or its Affiliate (and under which Company or any such Affiliate has any remaining obligations) and which covers the Development, Manufacturing or Commercialization of a Product in the Field and is licensed or sublicensed to Licensee hereunder. The Upstream Agreements existing as of the Effective Date are set forth on Schedule 1.3. Company shall update such Schedule 1.3 upon any modification to the list of Upstream Agreements existing as of the Effective Date.
“Upstream Party(ies)” shall mean any Third Party(ies) that are a party to any Upstream Agreement.
“U.S.” shall mean the United States of America, including all possessions and territories thereof.
“U.S. Export Control Laws” shall mean all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic

Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ I et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778-2779, the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, the U.S. Department of Commerce’s Export Administration Regulations, the U.S. Department of State’s International Traffic in Arms Regulations, and the economic sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Asset Controls.
“Vabomere EU MA” shall have the meaning set forth in the definition of Initial Product.
“Vabomere Product” shall mean any pharmaceutical product in finished pharmaceutical form containing a combination of meropenem and vaborbactam as active pharmaceutical ingredients in any dosage, form, formulation, or mode of administration, whether used alone or as a fixed dose or co-packaged combination.
“Valid Claim” means, with respect to any country: (a) a claim of an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or held or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; and (b) a claim of a pending patent application.
1.2    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Section” or “Exhibit” refer to the specified Section or Exhibit of this Agreement; (e) the term “including” means “including without limitation”; (f) “days” refers to calendar days; (g) the words “shall” and “will” have the same meaning; and (h) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case as amended or otherwise modified from time-to-time. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the applicable Accounting Standards as applied to a Party. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars, all references to “€” shall be deemed to be Euro, and all payments due hereunder shall be made in U.S. Dollars.
ARTICLE II -     LICENSE
2.1    License Grant. Subject to the terms and conditions set forth in this Agreement, Company hereby grants Licensee, during the Term, (a) an exclusive (even as to Company), nontransferable (except in accordance with Section 15.7) license, with the right to sublicense (solely in accordance with Section 2.2), under the Company IP, to Commercialize Products in the Field in the Licensed Territory, and (b) a non-exclusive, non-transferable (except in accordance with Section 15.7) license, with the right to sublicense (solely in accordance with Section 2.2), under the Company IP to Develop and Manufacture Products in the Field in the Licensed Territory for the sole purpose of Commercializing such Products in the Field in the Licensed Territory. For clarity, no license is granted to Develop, Manufacture and/or Commercialize any pharmaceutical ingredient other than a Compound in any Product. In addition, it is understood that (x) Licensee shall, with Company’s approval, not to be unreasonably withheld, have the right to receive a technology transfer, by or on behalf of Company, of Company Know-How to enable Licensee to Manufacture or have Manufactured Products in a cGMP-compliant facility in the Licensed Territory solely for Commercialization in the Field in the Licensed Territory in accordance with the terms of this Agreement and the Supply Agreements; (y) Licensee shall reimburse Company for any internal and external costs and expenses incurred by Company in connection with such technology transfer in accordance with Article IV and the Supply Agreements; and (z) until such technology transfer with respect to a Product is complete, Licensee’s right to Manufacture or have Manufactured such Product shall be limited to that set forth in Article IV. Notwithstanding the foregoing, Company retains all rights and licenses under the Company IP to perform its obligations under this Agreement and the Ancillary Agreements, whether itself or through its Affiliates or other Third Parties. For clarity, for purposes of this Section 2.1, references to “Company IP” shall include Improvements and the license granted under this Section 2.1 to Licensee is extended to Improvements.
2.2    Sublicensees. Licensee may not grant any sublicenses of the licenses granted under Section 2.1 to any Person without the prior written consent of Company (the recipient of any such sublicense, a “Sublicensee”), such consent not to be unreasonably withheld or delayed; provided, that no such consent shall be required in connection with the grant of a sublicense hereunder to an Affiliate of Licensee. Any sublicense granted to a Sublicensee under this Agreement shall be pursuant to a written agreement that subjects such Sublicensee to all relevant restrictions and limitations set forth in this Agreement, including the confidentiality provisions of Article XII, and permits Licensee to disclose, on a strictly need to know basis, the material terms thereof to Company and any Upstream Parties, subject to Article XII. Licensee shall notify Company at least twenty (20) days in advance of granting any sublicense to a Third Party Sublicensee and shall provide Company with a summary of the material terms of the proposed sublicense agreement (along with any other supporting documentation that Company may reasonably request) for Company’s review and comment. Such notification shall include confirmation to Company in writing that such sublicense agreement complies with the terms and conditions of this Agreement. Licensee shall be jointly and severally responsible with its Sublicensees to Company for failure by its Sublicensees to comply with this Agreement.
2.3    Limitations on Activities of Licensee.
(a)    During the Term, Licensee shall not, and shall cause its Affiliates and Sublicensees not to, either directly or indirectly, itself or in collaboration with any Third Party, (i) Commercialize any Competing Product in the Licensed Territory without Company’s prior written consent, other than Products in accordance with this Agreement; or (ii) without prejudice to the application of EU Applicable Laws in terms of free movement of goods, Develop, Manufacture, or Commercialize any Product outside the Licensed Territory or outside the Field. Solely with respect to the Commercialization of the Vabomere Product and Orbactiv Product in the EU, the restrictions set forth in this Section 2.3 shall be limited, on a country-by-country basis, to a period beginning on the Effective Date and ending five (5) years from the first commercial sale of the Vabomere Product and Orbactiv Product, respectively, in the relevant EU country.
(b)    Unless otherwise expressly authorized by Company in writing, Licensee shall not, and shall cause its Affiliates and Sublicensees not to (i) seek prospective purchasers for any Product outside of the Licensed Territory or the Field, (ii) engage in any advertising or Educational activities relating to any Product directed to prospective purchasers outside the Licensed Territory or the Field, or (iii) solicit or accept orders for any Product from any prospective purchaser for sale outside the Licensed Territory or the Field. if Licensee, any Affiliate or Sublicensee receives any order from a prospective purchaser to purchase any Product for sale outside the Licensed Territory or the Field, Licensee shall not, and shall cause such Affiliate or Sublicensee not to, accept that order and shall immediately refer such order to Company. Licensee shall not, and shall cause its Affiliates and Sublicensees not to, deliver or tender (or cause to be delivered or tendered) such Product to a prospective purchaser for sale outside the Licensed Territory or use outside the Field. Without prejudice to application of EU Applicable Laws in terms of free movement of goods, Licensee shall not, and shall cause its Affiliates and Sublicensees to not, sell any Product to a purchaser if it knows or has reason to believe that such purchaser intends to resell or otherwise distribute or provide such Product to a prospective purchaser outside the Licensed Territory or for use outside the Field.
(c)    Licensee acknowledges and agrees that the restrictions set forth in this Section 2.3 are considered by the Parties to be reasonable for the purposes of protecting the goodwill and value of Company’s business with respect to the Products. Licensee acknowledges that Company may be irreparably harmed and that monetary damages may not provide an adequate remedy to Company in the event the covenants contained in this Section 2.3 were not complied with in accordance with their terms. Accordingly, Licensee agrees that any breach by it of any provision of this Section 2.3 shall entitle Company to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to Company at law or in equity as well as the right to terminate this Agreement pursuant to Section 13.2.
(d)    It is the desire and intent of the Parties that the provisions of this Section 2.3 be enforced to the fullest extent permissible under the Applicable Law and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 2.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction or arbitrator to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court or arbitrator deems enforceable. If any provisions of this Section 2.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the Parties.
2.4    No Implied Obligations; Retained Rights. Except as expressly set forth in this Agreement, no right, title or interest with respect to any Product or any Intellectual Property right of Company or its Affiliates is granted by Company to Licensee hereunder. Company retains all rights and interests other than expressly granted under this Agreement. For clarity, Company retains the right, whether itself, or through its Affiliates or other Third Parties, to Develop or Manufacture the Products in the Licensed Territory for the purpose of Commercializing Products outside the Licensed Territory and within the Licensed Territory for Development, Manufacturing, or Commercialization outside the Field.
2.5    Registration. During the Term, and subject to the terms and conditions of this Agreement, Licensee shall have the right, at its sole cost and expense, to be registered as the exclusive licensee of those Company Patents owned by Company with respect to the Products at all patents offices in the Licensed Territory where such Company Patents are filed and where such registration is permitted. Licensee shall be responsible for such registrations at its cost and, to the extent necessary and reasonable, Company shall cooperate in connection therewith. The Parties shall fairly and timely cooperate to perform such registration as promptly as possible after the Effective Date. Such registrations shall not disclose any terms of this Agreement other than the relevant Company Patents, the fact that they are exclusively licensed to Licensee under this Agreement and any other relevant information which may be required by the patent offices in order to proceed with registration. Licensee shall terminate or withdraw such registrations promptly following expiration or termination of this Agreement, and if Licensee fails to terminate or withdraw such registrations, Licensee hereby authorizes Company to do so on its behalf.
ARTICLE III -     REGULATORY MATTERS
3.1    Regulatory Approvals, Pricing Approvals, and Regulatory Activities.
(a)    General. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, as between Company and Licensee, Licensee, at its sole cost and expense, shall be responsible for preparing, obtaining, maintaining and renewing all Regulatory Approvals and Pricing Approvals that are necessary for the Commercialization of each Product in the Field in each country or jurisdiction of the Licensed Territory, including complying with all requirements imposed on the holder of such Regulatory Approvals by such Regulatory Authority to maintain such Regulatory Approvals, including the Regulatory Commitments; provided, that Licensee shall only be responsible for preparing, obtaining, maintaining and renewing the Vabomere EU MA and Orbactiv EU MA following their transfer to Licensee, respectively, as contemplated by Section 3.1(c). Licensee shall not take, and shall cause its Affiliates and Sublicensees not to take any steps that would reasonably be expected to undermine the validity of any such Regulatory Approvals. Without limiting the foregoing, Licensee shall not withdraw, vary or transfer to a Third Party any Regulatory Approvals or Pricing Approvals for a Product in the Field in the Licensed Territory without Company’s prior written consent, not to be unreasonably withheld or delayed.
(b)    Regulatory Plan. Licensee shall prepare and update at least once per Calendar Year, on a Product-by-Product basis, a plan for the regulatory strategy for obtaining, maintaining and renewing all Regulatory Approvals in the Field in the Licensed Territory for such Product (as amended from time to time, the “Regulatory Plan”), subject to the review and approval of the JSC.
(c)    Ownership and Transfer of Regulatory Approvals and Pricing Approvals. Subject to this Section 3.1(c) and Section 13.6(d), all Regulatory Approvals and Pricing Approvals for a Product in the Field in the Licensed Territory shall be in the name of and owned by Licensee, its Affiliates or Sublicensees. At Licensee’s sole cost and expense, the Parties will cooperate, to transfer from the MAA holder to Licensee or its Affiliate (i) the Orbactiv EU MA and any existing Orbactiv Product Pricing Approvals together with any related documents as soon as practicable following the Effective Date, and (ii) the Vabomere EU MA together with any related documents as soon as practicable following the MAA holder’s receipt of notice of grant of such Vabomere EU MA from the EC (the date of such receipt, the “Vabomere EU Approval Date”), In furtherance thereof, Company shall cause the MAA holder to submit to EMA the applications for the transfers of such MAs as soon as practicable but in any event within sixty (60) days of the Effective Date or the Vabomere EU Approval Date, as applicable. Prior to such transfer, subject to Sections 3.1(d) and 3.1(e), Company and Licensee shall cooperate in preparing the responses and additional documentation in response to any related questions posed by EMA concerning each such transfer, or other matter pertaining to the Orbactiv EU MA or Vabomere EU MA. Licensee will promptly reimburse Company for all of its reasonable external costs and expenses incurred in connection with each such transfers, except for those costs and expenses related to finding of documents which must be in possession of the MAA holder under the Applicable Law at the Effective Date. Company shall cooperate at no cost with Licensee in the eCTD publishing operations during the evaluation phase by EMA of the relevant MA transfer.
(d)    Regulatory Submissions. Licensee shall provide Company for review and comment copies in English of all Regulatory Materials to be submitted (other than routine correspondence, administrative documents and excluding documents related to Pricing Approval) by or on behalf of Licensee prior to the relevant submission in order to allow sufficient time for Company review and, whenever possible, at least thirty (30) days in advance of their intended date of submission to a Regulatory Authority in the Licensed Territory. Company shall provide any comments in the due course in order not to delay Licensee activities under the Regulatory Plan. Licensee shall incorporate all reasonable comments thereto provided by Company, and shall remove any of Company’s Confidential Information that Company identifies as commercially sensitive. If such removal prejudices the attainment or maintenance of the Regulatory Approval, the Parties shall discuss in good faith and agree on a solution which, notwithstanding such removal, allows Licensee to attain or maintain the relevant Regulatory Approval. Licensee shall promptly notify Company of any Regulatory Materials (other than routine correspondence, administrative documents and excluding documents related to Pricing Approval) submitted by or on behalf of Licensee to or received from any Regulatory Authority in the Licensed Territory and shall provide Company as soon as reasonably practicable: (1) with copies in English of such Regulatory Materials received by any Regulatory Authority; and, upon request, (ii) with Licensee’s statements that the Regulatory Material submitted to any Regulatory Authority was fully in conformity with the final version of Regulatory Material as agreed with Company under this Section 3.1(d).
(e)    Regulatory Meetings. Licensee shall provide Company with reasonable advance notice of all meetings, conferences and discussions (whether in person or by telephone or video conference) scheduled with any Regulatory Authority in the Licensed Territory concerning the Products, and shall consider in good faith in the preparation of such meetings, conferences or discussion any input timely provided by Company. To the extent not prohibited by Applicable Law, Company shall have the right to participate in any such meetings, conferences or discussions (at Company’s sole cost and expense) and Licensee shall facilitate such participation. If Company elects not to participate in such meetings, conferences or discussions, Licensee shall provide Company with written summaries of such meetings, conferences or discussions in English as soon as practicable after the conclusion thereof.
(f)    Diligence. Licensee shall use Commercially Reasonable Efforts to: (i) prepare, obtain, maintain, and renew all necessary Regulatory Approvals for the Commercialization of the Products in the Field in the Licensed Territory, including using Commercially Reasonable Efforts to prepare, obtain, maintain, and renew all necessary Regulatory Approvals for (A) the Vabomere Product in the Field in each of the Major Countries and (B) subject to Section 5.2(a), the Minocin IV Product in the Field in the EU; and (ii) perform all activities under each Regulatory Plan. In connection therewith, Licensee shall use Regulatory Data and/or the Regulatory Materials provided by Company to Licensee, which use shall be in compliance with all Applicable Laws, including laws governing protection of personal data in the Licensed Territory. If additional quality, pre-clinical or clinical data is required by Applicable Law to obtain Regulatory Approvals in the Licensed Territory for such Product, subject to Section 5.1 and Article VI, Licensee, at its sole cost and expense, shall be responsible for conducting such necessary additional quality, pre-clinical or clinical Development; provided however, that the foregoing shall not limit Licensee’s diligence or other obligations under this Agreement.
(g)    Pricing. In addition, Licensee shall use Commercially Reasonable Efforts to prepare, obtain, and maintain all necessary Pricing Approvals for each Product for which Regulatory Approval has been obtained in the Licensed Territory. In connection therewith, Licensee shall use Regulatory Data and/or the Regulatory Materials provided by Company to Licensee, which use shall be in compliance with all Applicable Laws, including laws governing protection of personal data in the Licensed Territory. Licensee shall have final decision-making authority to determine and establish the price and terms of sale {including any rebates or discounts) for each Product in the Field for each country in the Licensed Territory; provided that (A) all such pricing decisions (including rebates or discounts) shall be made in a manner (i) intended to optimize the economic value of such Product in the Licensed Territory; (ii) consistent with the Commercialization Plan; and (iii) in conformance with Applicable Law; and (B) Licensee shall not withdraw any Pricing Approvals for a Product in the Licensed Territory without Company’s prior written consent.
3.2    Disclosure of Regulatory Data and Regulatory Materials. Company has disclosed in the Data Room (and shall complete the disclosure within thirty (30) days from Licensee’s request), the Regulatory Data and Regulatory Materials (including but not limited to any available e-CTD dossier and all material related working documents) that are (a) approved by or submitted to the relevant Regulatory Authority or in Company’s possession and Control as of the Effective Date and (b) are reasonably necessary or useful for Licensee to use, to obtain and maintain Regulatory Approvals and Pricing Approvals for a Product in the Field in the Licensed Territory in accordance with this Agreement.
3.3    Regulatory Approval Variations. Company will provide to Licensee each calendar quarter, a twelve (12)-month plan for any foreseen variation to be applied to the Regulatory Approval, including the Manufacturing process/sites involved in the Manufacturing of a Product. Licensee will have the right to discuss with the Company timelines and applicability of such changes to the Licensed Territory. Company will be responsible for providing to Licensee all supporting documents reasonably requested by Licensee for purposes of preparing and submitting the relevant variation to applicable Regulatory Authorities for approval in the Licensed Territory. Upon reasonable request, Licensee shall provide Company with an estimated timeline for the approval of such variation in the Licensed Territory. In no event will Licensee be required to implement any variation not applicable to the Licensed Territory. In case Licensee submits or plans to submit a variation to a Regulatory Authority, Company shall be entitled to implement such variation on the applicable Product destined for the Licensed Territory only after relevant approval by such Regulatory Authority is received or after Licensee’s written confirmation about the possibility to proceed before submission to such Regulatory Authority (under the so-called DO and TELL procedure).
3.4    Pharmacovigilance. The Parties shall negotiate in good faith and enter into one or more pharmacovigilance agreement(s) in compliance with Applicable Law (a) within ninety (90) days of the Effective Date with respect to the Initial Products, and (b) with respect to any other Product, prior to submission of the first MAA for such Product in the Field in the Licensed Territory (the “PV Agreement(s)”), which PV Agreements shall include provisions addressing the roles, responsibilities and activities of the Parties.
ARTICLE IV -     PRODUCT SUPPLY AND MANUFACTURING
4.1    Supply Agreement
The Parties shall, as soon as reasonably practicable following the execution of this Agreement, negotiate in good faith and enter into the Supply Agreements. The Supply Agreements shall include reasonable and customary terms and conditions addressing the supply of Products by or on behalf of Company to Licensee in its bulk and primary packaged but unreleased form, including providing for a purchase price for each Product equal to COGS for such Product, as in effect from time to time; provided, however that Licensee will reimburse Company for any VAT, customs, or other taxes or duties that become payable as a result of Licensee’s purchase of such Products from Company for sale in a country in the Licensed Territory where such taxes or duties would be due and payable.
4.2    Technology Transfer
For the avoidance of doubt, the details of the technology transfer referenced in Section 2.1 shall be set forth in such Supply Agreements and be consistent with industry-standard terms and conditions for such technology transfer, including (a) requiring Licensee to provide at least twelve (12) months prior written request for any such technology transfer; and (b) a budget, on a FTE basis, setting forth the estimated amount for which Licensee will reimburse Company for its internal and external costs and expenses in connection with implementing any such technology transfer. Company will use commercially reasonable efforts (which, however, will not require Company to make any payments or incur any liabilities or obligations) to cause such transfer from the appropriate Third Party. Furthermore, in the event of a technology transfer, subject to the applicable Supply Agreement, such Supply Agreement shall continue in accordance with its terms until Licensee is capable of Manufacturing or having Manufactured the applicable Product for all the countries in the Licensed Territory.
4.3    Licensee Responsibilities
Notwithstanding any other provision of this Agreement, Licensee, at its sole cost and expense, shall be responsible for labeling, packaging (other than primary packaging), releasing and distributing the Products in the Field in the Licensed Territory in compliance with all Applicable Laws related thereto, including all quality related obligations and any incremental Manufacturing validations required by local Government Authorities in the Licensed Territory. For production planning purposes, at the first JDC meeting following the Effective Date, Licensee will provide a preliminary non-binding production forecast for the Initial Products.
ARTICLE V -     DEVELOPMENT AND MEDICAL AFFAIRS
5.1    Responsibility for Development and Medical Affairs; Efforts.
(a)    Development. Licensee, Licensee, at its sole cost and expense, shall be responsible for all Development activities directed to obtaining and maintaining Regulatory Approvals and Pricing Approvals for each Product in the Field solely in the Licensed Territory, including any Post-Approval Development Activities, provided, that, for the avoidance of doubt, without the prior written consent of Company, Licensee may not conduct any clinical studies of any Product or any other Development activities with respect to any Product other than those Development activities expressly required by applicable Regulatory Authority(ies) as a condition of granting Regulatory Approvals in the Licensed Territory for such Product in the Field, including Post-Approval Development Activities (collectively, “Licensed Territory-Required Development Activities”), provided, that (i) such Licensed Territory-Required Development Activities shall be subject to JDC review and approval in accordance with Section 5.2 and Article VI and (ii) Licensee shall only be responsible for Development activities with respect to the Vabomere EU MA and Orbactiv EU MA following their transfer to Licensee, respectively, as contemplated by Section 3.1(c). Company shall reasonably assist and cooperate with Licensee also by delivering to Licensee any necessary document to allow Licensee to perform the above with respect to those Development Activities which are under Company’s control as provided hereunder.
(b)    Medical Affairs. Licensee shall be responsible for all Medical Affairs Activities to be conducted with respect to each Product in the Field solely in the Licensed Territory (“Licensee Medical Affairs Activities”) in accordance with the Medical Affairs Plan.
(c)    Third Party Activities. Licensee shall not, and shall cause its Affiliates and Sublicensees not to, permit any Third Parties on its behalf to, initiate, sponsor, participate in or conduct, directly or indirectly, any Development activity for a Product other than Licensed Territory-Required Development Activities, including the evaluation of such Product for use in additional fields or applications or outside the Licensed Territory or outside the Field, and Licensee shall not, and shall cause its Affiliates and Sublicensees not to, sell or transfer such Product for any such purpose without Company’s prior written approval. In the event that Licensee, its Affiliates or Sublicensees becomes aware that a Third Party desires to purchase such Product for such purpose, Licensee, such Affiliate or Sublicensee shall promptly notify Company of such potential activities and shall not supply such Product without Company’s prior written approval.
(d)    Diligence. Licensee shall use Commercially Reasonable Efforts to (i) Develop the Products in the Field in the Licensed Territory, including to (A) Develop a Vabomere Product in the Field in each of the Major Countries; and (B) subject to Section 5.2(a), Develop a Minocin IV Product in the Field in the EU; and (ii) perform all activities under each Development Plan and each Medical Affairs Plan.

5.2    Development and Medical Affairs Plans.
(a)    Development Plan. Licensee shall conduct the Development of each Product in accordance with Section 5.1(a) pursuant to a Development plan, prepared by Licensee in consultation with Company through the JDC (as amended from time to time, the “Development Plan”), which shall include the following components: (i) a high-level description of Licensee’s conduct of the Development of such Product in the Field in each of the applicable countries within the Licensed Territory, including the indications for which such Product is to be Developed; and (ii) a description provided by Licensee of all Licensed Territory-Required Development Activities for such Product. Licensee shall submit the initial Development Plan and any amendments thereto to the JDC for review and approval in accordance with Article VI. The initial Development Plan with respect to the Development of the first Vabomere Product in Asia-Pacific shall be discussed during the first JDC meeting following the Effective Date. Licensee will provide Company with the initial Development Plan for the Development of the Minocin TV Product in the EU within six (6) months of the earliest of (A) Licensee’s entry into an agreement with MI for the Clinical Development Plan of Minocin IV, (B) Licensee’s determination to Develop Minocin IV independently, as indicated by Licensee to the JDC or (C) twelve (12) months from the Effective Date. Notwithstanding the foregoing, Licensee shall have the right but not the obligation to provide Company with the initial Development Plan for the Development of the Minocin IV Product in the EU. Should Licensee not submit any Development Plan for the Development of the Minocin IV Product in the EU timelines indicated above, Company shall have the right, as its sole and exclusive remedy, to partially terminate this Agreement with reference to the Minocin IV Product pursuant to Section 13.4.
(b)    Medical Affairs Plan. Licensee shall conduct the Licensee Medical Affairs Activities pursuant to a Medical Affairs Activities plan, prepared by Licensee in consultation with Company through the JDC (as amended from time to time, the “Medical Affairs Plan”), which shall include a description of all Medical Affairs Activities conducted in the Licensed Territory for such Product. Licensee shall submit the initial Medical Affairs Plan and any amendments thereto to the JDC for review and approval in accordance with Article VI.
5.3    Development Plan Budget and Medical Affairs Plan Budget.
(a)    Development Plan Budget. Licensee shall be responsible, in consultation with Company through the JDC, for preparing a detailed budget of the estimated Development Costs for conducting the Development activities for a Product set forth in the applicable Development Plan, including FTE costs and Out-of-Pocket Costs, for each applicable Calendar Year (as amended from time to time, the “Development Plan Budget”). Licensee shall submit the initial Development Plan Budget and any amendments thereto to the JDC for review and approval in accordance with Article VI. The initial Development Plan Budget with respect to the Development of the first Vabomere Product in Asia-Pacific will be discussed during the first JDC following the Effective Date. Subject to Section 5.2(a), Licensee will discuss with Company the initial Development Plan Budget for the Development of the Minocin IV Product in the EU together with delivery of the initial Development Plan for the Development of the Minocin IV Product in the EU.
(b)    Medical Affairs Plan Budget. Licensee shall be responsible, in consultation with Company through the JDC, for preparing a detailed budget for Medical Affairs Expenses relating to the Licensee Medical Affairs Activities conducted for a Product in the Licensed Territory set forth in the Medical Affairs Plan for each Calendar Year covered by the Medical Affairs Plan (as amended from time to time, the “Medical Affairs Plan Budget”). Licensee shall submit the initial Medical Affairs Plan Budget and any amendments thereto to the JDC for review and approval in accordance with Article VI.
5.4    Amendments to Plans and Plan Budgets. From time to time, Licensee may (or, at the reasonable request of Company, shall) prepare and submit amendments to the then-current Development Plan, Development Plan Budget, Medical Affairs Plan and/or Medical Affairs Plan Budget for review by the JDC in accordance with 5.2 and 5.3 and Article VI. Such amended Development Plan or Medical Affairs Plan shall reflect any changes, re-prioritization of studies within, reallocation of resources or responsibilities with respect to, or additions to the then-current Development Plan or Medical Affairs Plan, as the case may be, and such amended Development Plan Budget or Medical Affairs Plan Budget shall specify with reasonable detail any amendments to the Development Plan Budget or Medical Affairs Plan Budget, as the case may be, in connection therewith. If approved by the JDC, the amended Development Plan, Development Plan Budget, Medical Affairs Plan and/or Medical Affairs Plan Budget shall become effective for the applicable period and shall supersede the previous Development Plan, Development Plan Budget, Medical Affairs Plan and/or Medical Affairs Plan Budget for the applicable period. The Parties shall endeavor to have the JDC approve any amendments to the Development Plan, Development Plan Budget, Medical Affairs Plan or Medical Affairs Plan Budget applicable to a given Calendar Year no later than October I’ of the preceding Calendar Year.
5.5    Collaborative Development and AST Activities.
(a)    Collaborative Development Activities and AST Activities.
(i)    At any time during the Term, either Party (the “Submitting Party”) may (but shall not be required to) submit to the JDC a proposal to collaborate with the other Party (the “Other Party”) to conduct (A) Development activities with respect to a Product, including quality and preclinical activities, Phase IV Studies and other clinical studies, investigator studies and health economics outcomes research, in connection with the Development of such Product; or (B) AST Activities, in the case of each of (A) and (B), that would affect the Product in the Field (each, a “Collaboration Proposal”). Any such proposal shall be submitted in writing as far in advance as reasonably practicable, and shall contain, at a minimum, (x) information supporting the rationale for the proposed Development activity or AST Activity related to such Product from a scientific, regulatory and commercial standpoint, (y) an estimated Developmental or AST Activity critical path, and (z) an estimate of the total Development Costs to conduct such Development activity or AST Costs to conduct such AST Activity, broken out by FTE costs and Out-of-Pocket Costs for each Calendar Year for the proposed activities. In any event, Company shall submit to the JDC a proposal to collaborate with Licensee on the Pediatric Studies within ninety (90) days from the Effective Date. If Company decides, in its sole discretion, to conduct the HAP/VAP Study and/or the Orbactiv Reformulation Studies, then Company shall submit to the JDC a proposal to collaborate with Licensee on the applicable study in accordance with this Section 5.5.
(ii)    In the event the JDC approves such Collaboration Proposal, then the Parties shall, through the JDC, create (A) a plan that includes a detailed description of the Development activities or AST Activities, as applicable, to be undertaken by each of the Parties (each, a “Collaboration Plan”, and such activities, “Collaboration Activities”), and (B) a detailed budget for all Development Costs or AST Costs, as applicable, in each case, broken out by FTE costs and Out-of-Pocket Costs and an allocation of such Costs between the Parties (each, a “Collaboration Budget”). Such Collaboration Plan and Collaboration Budget, each as amended from time to time in accordance with this Agreement, shall be subject to the review and approval of the JDC. In the event the JDC approves such Collaboration Plan and Collaboration Budget, the Parties will use Commercially Reasonable Efforts to perform their respective Collaboration Activities under such Collaboration Plan, and the Costs incurred in connection with such Collaboration Plan will be allocated and paid in accordance with the Collaboration Budget.
(iii)    From time to time, either Party may prepare and submit reasonable amendments to the then-current Collaboration Plan or Collaboration Budget for review and approval by the JDC in accordance with this Section 5.5 and Article VI. If approved by the JDC, the amended Collaboration Plan and Collaboration Budget shall become effective for the applicable period and shall supersede the previous Collaboration Plan and/or Collaboration Budget for the applicable period. In the event the JDC does not unanimously agree on such amendment, then the Collaboration Activities will continue in accordance with the then-applicable Collaboration Plan and Collaboration Budget.
(b)    Right to Proceed with Collaboration Plan. If (i) the Other Party declines or does not elect to participate in the Collaboration Activities proposed under a Collaboration Proposal; or (ii) the JDC does not approve such Collaboration Proposal, Collaboration Plan, or Collaboration Budget; then, (A) where Company was the Submitting Party, Company may proceed with such additional Development activity or AST Activity on its own and at its own cost; or (B) where Licensee was the Submitting Party, Licensee may not proceed with any such additional Development activity or AST Activity without Company’s prior written approval, except with respect to any such Development activity included in the Collaboration Plan or Collaboration Proposal that is a Licensed Territory-Required Development Activity, in which case Licensee may proceed with such activity on its own and at its own cost and in accordance with the other applicable provisions of this Agreement. To the extent the Submitting Party is permitted to proceed with such Development activities or AST Activity, it shall be solely responsible for all of the Costs incurred in connection with such Development activity or AST Activity, and subject to this Section 5.5(b) and Section 9.1(a), the Other Party shall not have any rights with respect to clinical, non-clinical and quality data and related Regulatory Materials arising out of such Development activity or AST Activity, including any of the rights described in Section 5.7 (other than that data and related Regulatory Materials arising out of any Licensed Territory-Required Development Activity).
(c)    Future Access by Other Party. To the extent that the (i) Other Party declines or does not elect to participate in the Collaboration Activities proposed under a Collaboration Proposal; or (ii) the JDC does not approve a Collaboration Proposal, Collaboration Plan, or Collaboration Budget, and the Other Party later desires to access or use such clinical, non-clinical or quality data or related Regulatory Materials, the Submitting Party shall grant to the Other Party the right to access and use such data and materials upon the Other Party’s payment of a portion of the Development Costs or AST Costs, as applicable, as mutually agreed in good faith by the Parties. If the parties fail to agree after thirty (30) days, either Party may submit the dispute for resolution pursuant to Expert Resolution in accordance with Section 14.2(b).
5.6    Development Costs, Medical Affairs Expenses, and Collaboration Costs.
(a)    Allocation of Costs. Responsibility for Development Costs, Medical Affairs Expenses, and AST Costs shall be allocated between the Parties as follows: (i) Licensee shall be responsible for all (A) Development Costs incurred in connection with any Development activities for the Products in the Field in the Licensed Territory under a Development Plan, and (B) Medical Affairs Expenses incurred in connection with Licensee Medical Affairs Activities; (ii) Company and Licensee shall be responsible for the Costs incurred under a Collaboration Plan in accordance with the approved Collaboration Budget or in accordance with the Parties’ mutual agreement, to be negotiated in good faith, on the appropriate cost sharing arrangement pursuant to Section 5.5(c); and (iii) the Party permitted to proceed with a Collaboration Plan under Section 5.5(b) shall be responsible for all Costs incurred under such Collaboration Plan.
(b)    Calculation and Payment of Costs. Within sixty (60) days of the Effective Date, the Parties, through the JSC, will mutually agree upon the format and content of the Costs Estimate and the Costs Report. Within twenty (20) days after the end of the fifth month of each Calendar Half, Company and Licensee shall submit to a finance officer designated by Company and a finance officer designated by Licensee (the “Finance Officers”) a report setting forth a non-binding estimate of the Costs in US Dollars to be incurred by it under any Collaboration Plan and Collaboration Budget in accordance with this Agreement during such Calendar Half, including the calculation of the other Party’s portion thereof based on Section 5.6(a) (each such report, a “Costs Estimate”). Within fifteen (15) days after the end of each Calendar Quarter Half, Company and Licensee shall submit to the Finance Officers a report setting forth all Costs actually incurred by it in accordance with this Agreement under such Collaboration Plan and Collaboration Budget during such Calendar Half (each such report, a “Costs Report”). Each such Costs Report will specify in reasonable detail all applicable Costs in US Dollars, the applicable Reference Exchange Rate used to calculate such amounts if incurred in currencies other than US Dollars, and, if reasonably requested by Company or Licensee, any invoices from Third Parties or other supporting documentation will be promptly provided to such Party. Subject to Section 5.6(c), within thirty (30) days after receipt of a Costs Report, the Finance Officers will confer and agree in writing on whether a reconciliation payment is due from Licensee to Company or Company to Licensee, and if so, the amount of such reconciliation payment, so that Company and Licensee share the Costs equally. Company or Licensee, as applicable, if required to pay such reconciliation payment, will submit such payment to Licensee or Company, respectively, as applicable, within thirty (30) days of receipt of the other Party’s invoice for such amount; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment will be paid in accordance with the foregoing timetable and the remaining, disputed portion will be paid within thirty (30) days after the date on which Company and Licensee, using good faith efforts, resolve the dispute.
(c)    Notwithstanding the foregoing, neither Company nor Licensee shall be responsible for making any payment or reimbursement to the other Party for Costs to the extent not specified in, or exceeding by more than ten percent (10%) the amounts corresponding thereto set forth in, the applicable Collaboration Budget. Any amount incurred by a Party that exceeds the then-approved Collaboration Budget by more than ten (10%) shall be borne solely by such Party, unless otherwise agreed to by the other Party.
5.7    Rights to Regulatory Materials. Solely with respect to Regulatory Data and Regulatory Materials arising out of Collaboration Activities or to which Company elects to receive rights pursuant to Section 5.5(b), Licensee hereby grants to Company a right of reference or use to any and all Regulatory Materials and Regulatory Data, generated by or on behalf of Licensee pursuant to such Collaboration Activities or to which Company elects to receive such rights to (a) Develop and Manufacture Products in the Licensed Territory solely for Commercialization outside of the Licensed Territory and the Field, and (b) to Commercialize Products outside of the Licensed Territory and the Field. Solely with respect to Regulatory Data and Regulatory Materials arising out of Collaboration Activities or to which Licensee elects to receive rights pursuant to Section 5.5(b), Company hereby grants to Licensee a right of reference or use to any and all Regulatory Materials and Regulatory Data, generated by or on behalf of Company pursuant to such Collaboration Activities or to which Licensee elects to receive such rights solely to use such Regulatory Materials and Regulatory Data in connection with activities conducted pursuant to the license granted to Licensee pursuant to Section 2.1. Each Party agrees to sign, and to cause its Affiliates and, in the case of Licensee, Sublicensees to sign, from time to time, promptly upon request, any instruments reasonably requested by the other Party, at such Party’s cost and expense, in order to effect such grant. Each Party shall, and shall cause its Affiliates and, in the case of Licensee, Sublicensees to, maintain complete and accurate records of all results and data made pursuant to its efforts under Section 5.5. Such records shall appropriately reflect all work done and results achieved in the performance of such activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. In any agreement between either Party and a clinical research organization related to additional Development activity, the contracting Party shall reserve the right to use and have used by Third Parties all data derived from clinical trials related to such additional Development activity from such clinical research organization in any event.
5.8    Reporting. Licensee shall, and shall cause its Affiliates and Sublicensees to, upon Company’s reasonable request, meet with the Company and the applicable Upstream Party to discuss the status of its progress in achieving its Development obligations for a Product in the Field in the Licensed Territory under this Agreement.
ARTICLE VI -     GOVERNANCE
The Parties acknowledge that the overall purpose of the committees and subcommittees described in this Article VI is to provide joint oversight to the activities and transactions contemplated by this Agreement. Such committees and subcommittees create a forum to ensure timely communications and coordinated activities in relation to this Agreement and the transactions contemplated thereby.
6.1    Joint Steering Committee.
(a)    Formation; Representatives. The Parties shall establish a joint steering committee (the “JSC”) within thirty (30) days after the Effective Date that will have the responsibility for the overall coordination and oversight of the Parties’ activities under this Agreement. As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial three (3) representatives on the JSC. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article VII. A representative from Company shall act as the chairperson of the JSC. The chairperson shall not have any greater authority than any other representative on the JSC and shall conduct the following activities of the JSC: (i) calling meetings of the JSC; (ii) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall include any agenda items proposed by Licensee. Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any JSC meeting; provided, however, that each Party shall ensure that at all times during the existence of the JSC, its representatives on the JSC are appropriate in terms of expertise and seniority (including at least one member of senior management) for the then-current stage of Development and Commercialization of the Products and have the authority to bind such Party with respect to matters within the purview of the JSC.
(b)    Scope of Authority. The responsibilities of the JSC shall be to oversee the Parties’ activities under this Agreement and to serve as a forum for good faith communication and information exchange between the Parties. During the Term, the responsibilities of the JSC shall include the following:
(i)    general oversight of and periodic review of the overall goals and progress of the Parties’ activities hereunder;
(ii)    review and approval of the Regulatory Plan prepared by Licensee, as contemplated under Section 3.1(k), and any amendments thereto;
(iii)    review and discussion of the Commercialization Plan and Commercialization Plan Budget prepared by Licensee, as contemplated under 8.2(a) and 8.2(b), and reviewed and commented on by the JPC, as contemplated under Section 6.2(b), and any amendments thereto;
(iv)    review of Licensee’s activities in connection with the Commercialization of the Products in the Field in the Licensed Territory, including Licensee’s Commercialization Reports;
(v)    review and approval of the form of Costs Estimate and Costs Report as contemplated under Section 5.6, including any amendments or changes thereto; and
(vi)    serving as a vehicle for resolving issues escalated by the Parties to the JSC.
6.2    Subcommittees. The JSC may establish and disband such subcommittees as deemed necessary by the JSC to provide oversight of, and as a channel for communications between, the Parties in connection with activities under this Agreement. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any subcommittee meeting; provided, however, that each Party shall ensure that at all times during the existence of any subcommittee, its representatives on such subcommittee are appropriate in terms of expertise and seniority for the then-current stage of Development and Commercialization of the Products in the Field in the Licensed Territory and have the authority to bind such Party with respect to matters within the purview of the relevant subcommittee. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article XII. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to, and any decisions shall be made by, the JSC. The initial subcommittees of the JSC will be the Joint Development Committee (the “JDC”) and the Joint Product Committee (the “JPC”).
(a)    Joint Development Committee.
(i)    The .1-DC will have the responsibility for the overall coordination and oversight of the Development of the Products in the Field in the Licensed Territory in accordance with the applicable Development Plan and oversight of the Development of any Product under a Collaboration Plan. As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial two (2) representatives on the JDC. Company shall appoint a person from among its representatives on the JDC to serve as the chairperson of the JDC. The chairperson shall not have any greater authority than any other representative on the JDC and shall conduct the following activities of the JDC: (A) calling meetings of the JDC; (B) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; and (C) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall include any agenda items proposed by Licensee.
(ii)    The JDC shall have responsibility for: (A) overseeing the flow and transfer of information between the Parties related to each of the Development Plan, Development Plan Budget, Medical Affairs Plan, Medical Affairs Plan Budget, any Collaboration Plan, and any Collaboration Budget pursuant to 5.2, 5.3 and 5.5, respectively; (B) overseeing, reviewing and coordinating the Development of the Products in the Field in Licensed Territory; (C) overseeing, reviewing and coordinating Medical Affairs Activities with respect to each Product in the Field in the Licensed Territory; (D) reviewing and approving the Development Plan, Development Plan Budget, Medical Affairs Plan, Medical Affairs Plan Budget and all amendments thereto; (E) reviewing and approving each Collaboration Proposal; (F) developing, reviewing, and approving each Collaboration Plan and Collaboration Budget and all amendments thereto; (G) overseeing, reviewing and coordinating the conduct of each Collaboration Plan; and (H) as applicable, reviewing the other Development activities and Medical Affairs Activities being conducted by the Parties.
(b)    Joint Product Committee.
(i)    The JPC shall oversee Commercialization of the Products in the Field in the Licensed Territory. As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial two (2) representatives on the JPC. The JPC shall be composed of appropriate and key executives of Company together with an equal number of appropriate and key executives from Licensee. Licensee shall appoint a person from among its representatives on the JPC to serve as the chairperson of the JPC. The chairperson shall not have any greater authority than any other representative on the JPC and shall conduct the following activities of the JPC: (A) calling meetings of the JPC; (B) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; and (C) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall include any agenda items proposed by Company.
(ii)    The JPC shall be responsible for: (A) overseeing, reviewing and coordinating the Commercialization of the Products in the Field in the Licensed Territory; (B) setting overall objectives and plans related to Commercialization of the Products in the Field in the Licensed Territory; (C) reviewing and commenting on the Commercialization Plan and all amendments thereto; (D) reviewing and commenting on the Commercial Forecast; (E) determining the timing, content and form of the Commercialization Report; (F) reviewing Commercialization issues for each Product in the Field in the Licensed Territory that will have an impact on Commercialization of such Product in the Field outside the Licensed Territory; (G) reviewing Commercialization issues for a Product in the Field outside the Licensed Territory that will have an impact on Commercialization of such Product in the Field in the Licensed Territory; (H) providing a forum for the Parties to discuss the Commercialization of each Product in the Field in the Licensed Territory; and (I) such other responsibilities as may be assigned to the JPC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
6.3    Authority. The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article VI and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or any subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.
6.4    Meetings; Decision-Making.
(a)    Meetings. The JSC shall meet at least twice per Calendar Year and each of the subcommittees shall meet at least once per Calendar Quarter during the Term; provided further, that each subcommittee shall ensure that its representatives meet and communicate with the Party’s representatives on such frequency as is reasonably necessary to carry out such subcommittee’s responsibilities, whether daily, weekly, monthly, or otherwise, and whether relating to Development, Manufacturing, or Commercialization responsibilities. In addition, a Party may call a meeting of the JSC or each of the subcommittees upon reasonable notice to the other Party. At each meeting, the Parties shall provide updates on the status of their respective responsibilities. The meetings of the JSC and each of the subcommittees may be held by means of a telephone, video conference call or in person as mutually agreed by the Parties; provided that at least one (1) meeting per Calendar Year shall be held in person at Company’s offices and at least one (1) meeting per Calendar Year shall be held in person at Licensee’s offices. The JSC and each of the subcommittees may take action by vote at a meeting or telephone or video conference call, or pursuant to a written vote. Each Party shall bear its own travel and lodging expenses related to participation in and attendance at such meetings by its JSC or subcommittee representatives.
(b)    Decision-Making.
(i)    Subject to the provisions of this Section 6.4(b), actions to be taken by the JSC and each of the subcommittees shall be taken only following a unanimous vote, with each Party having one (1) vote. If any subcommittee fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, the matter shall be referred to the JSC.
(ii)    If the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, either Party may elect to submit such issue to the Parties’ Senior Officers and the JSC will submit in writing the respective positions of the Parties to their respective Senior Officers. Such Senior Officers will use good faith efforts, in compliance with this Section 6.4(b)(ii), to resolve promptly such matter, which good faith efforts will include at least one meeting between such Senior Officers within fifteen (15) days after the JSC’s submission of such matter to them. If the Senior Officers are unable to reach unanimous agreement on any such matter within thirty (30) days of such matter being referred to them, the matter will be decided in accordance with Section 6.4(b)(iii).
(iii)    If the Parties’ Senior Officers are unable to reach unanimous agreement in accordance with Section 6.4(b)(ii), then (A) Company shall have final decision-making authority with respect to any and all matters (i) relating to Development of the Products, but excluding Licensed Territory-Required Development Activities, and (ii) subject to Section 3.1(d), relating to the inclusion of Company Confidential Information in any Regulatory Materials and/or Regulatory Data submitted to Regulatory Authorities in the Licensed Territory; (B) Licensee shall have final decision-making authority with respect to any and all matters (i) relating to the conduct of Licensed Territory-Required Development Activities, except as provided for in this Section 6.4(b)(iii)(A)(ii), (ii) relating solely to Commercialization of the Products in the Field in the Licensed Territory (but excluding for clarity, approval of any form of Commercialization Reports or other reports), (iii) and Medical Affairs Activities for a Product in the Field in the Licensed Territory; and (C) neither Party shall have final decision-making authority with respect to Collaboration Proposals, Collaboration Plans, Collaboration Budgets or Collaboration Activities conducted thereunder. Notwithstanding anything to the contrary, (X) no exercise of a Party’s final decision-making authority on any such matters may, without the other Party’s prior written consent, result in a material decrease or increase in the other Party’s or its Affiliates’ obligations, costs or expenses under this Agreement, any Development Plan or Commercialization Plan or require the other Party to perform additional activities not contemplated by this Agreement; and (Y) no exercise of a Party’s final decision-making authority on any such matters may conflict with or amend this Agreement without both Parties’ prior written consent, In exercising its final decision-making authority under this Section 6.4(b)(iii), each Party shall consider in good faith the interests of the other Party.
(c)    Limited Authority. The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article VI and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or any subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.
6.5    Alliance Manager. Each Party shall appoint one of its employees or of its Affiliates as an “Alliance Manager” for this Agreement. Each Party’s Alliance Manager shall be responsible for coordinating with the other Party’s Alliance Manager regarding adherence to this Agreement. Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) identify and bring disputes to the attention of the JSC in a timely manner; and (c) coordinate cooperative efforts. For clarity, the Alliance Manager’s role as the “point of first referral” does not diminish the obligation of each Party’s representatives to communicate with the other Party’s representatives or to attempt to resolve any disputes or issues between or among the representatives, prior to bringing such disputes to the attention of the Alliance Manager.
ARTICLE VII -     FINANCIAL TERMS
7.1    Upfront Payment. Licensee shall pay the non-refundable, non-creditable amount of Seventeen Million Euro (€ 17,000,000) within ten (10) Business Days of the Effective Date, which amount shall be deemed payment in part in respect of the milestone payment due to the applicable Upstream Party upon achievement of the regulatory milestones referenced in Section 7.2 below. Such payment shall be made, in Company’s discretion, either to Company, or directly to the applicable Upstream Party, as provided in Section 7.10 below.
7.2    Regulatory Milestones. Company shall notify Licensee promptly of the achievement of the first milestone event set forth below and Licensee shall notify Company immediately upon the achievement of the second milestone event set forth below. Licensee shall make the corresponding non-refundable, non-creditable payment amount set forth below no later than fifteen (15) Business Days from receipt of the relevant invoice issued by Company following notice of such achievement, which amount shall be deemed payment in part in respect of the milestone payment due to the applicable Upstream Party. Such payments shall be made, in Company’s discretion, either to Company or directly to the applicable Upstream Party, as provided in Section 7.10 below.

Milestone Event	Payment Amount
First EMA approval of an MAA for the first Vabomere Product	€15,000,000
[***]	€ [***]
The Parties acknowledge and agree that Company is obligated to pay one of the Upstream Parties a milestone payment upon the same event and in an amount corresponding to the Minocin IV Approval Milestone (the “Upstream Minocin IV Approval Milestone”). At any time, in the event of and following Licensee’s submission to the JDC of the initial Development Plan for the Minocin IV Product pursuant to Section 5.2(a), Licensee may request that Company seek to negotiate with the applicable Upstream Party to lower or remove the Upstream Minocin IV Approval Milestone in order to make such Development Plan commercially viable. Upon such request, Company shall use good faith efforts (for up to sixty (60) days) to renegotiate the Upstream Minocin IV Approval Milestone and if Company is successful in such negotiations, the Minocin IV Approval Milestone shall be lowered to an amount equal to the renegotiated Upstream Minocin IV Approval Milestone or removed, as applicable.
7.3    Launch Milestones. Licensee shall notify Company immediately upon the achievement of the milestone event set forth below and shall make the corresponding nonrefundable, non-creditable payment to Company set forth below not later than thirty (30) days from receipt of the relevant invoice issued by Company following Licensee’s notice of the achievement of such milestone event:

Milestone Event	Payment Amount
[***]	€ [***]
[***]	€ [***]
€ [***]

[***]
Notwithstanding the foregoing, Licensee’s failure to notify Company in accordance with this Section 7.3 shall not relieve it of its obligation to make the payments set forth above.
7.4    Sales Milestones. Licensee shall notify Company immediately upon the achievement of each milestone event set forth below and shall make the corresponding nonrefundable, non-creditable payment set forth below not later than fifteen (15) Business Days from receipt of the relevant invoice issued by Company upon Licensee’s notice of the achievement of such milestone event, which amount shall be deemed payment in part in respect of the milestone payment due to the applicable Upstream Party upon achievement of the applicable milestone event. Such payments shall be made, in Company’s discretion, either to Company or directly to the applicable Upstream Party, as provided in Section 7.10 below.

Milestone Event	Payment Amount
First achievement of Net Sales for all Products in the Licensed Territory during any four (4) consecutive Calendar Quarters equaling or exceeding €[***]	€ [***]
First achievement of Net Sales for all Products in the Licensed Territory during any four (4) consecutive Calendar Quarters equaling or exceeding €[***]	€ [***]
First achievement of Net Sales for all Products in the Licensed Territory during any four (4) consecutive Calendar Quarters equaling or exceeding €[***] in the Licensed Territory	€ [***]
First achievement of Net Sales for all Products in the Licensed Territory during any four (4) consecutive Calendar Quarters equaling or exceeding €[***] in the Licensed Territory	€ [***]
For clarity, if more than one (1) milestone event under this Section 7.4 is achieved in the same period, the payments applicable to such achieved milestone events shall be paid simultaneously. Notwithstanding the foregoing, Licensee’s failure to notify Company in accordance with this Section 7.4 shall not relieve it of its obligation to make the payments set forth above.
7.5    Royalties.
(a)    Licensee shall pay Company royalties on Net Sales of each Product sold during a Calendar Year by Licensee, its Affiliates and Sublicensees in the Licensed Territory as follows:

Ratio of Transfer Price for a Product to Net Sales for such Product during the Calendar Year	Royalty (% of Net Sales)
Less than or equal to [***]	[***]
Greater than [***] but less than or equal to [***]	[***]
Greater than [***] but less than or equal to [***]	[***]
Greater than [***] but less than or equal to [***]	[***]
Greater than [***] but less than or equal to [***]	[***]
Greater than [***] but less than or equal to [***]	[***]
Greater than [***] but less than or equal to [***]	[***]
Greater than [***]	[***]
(b)    Notwithstanding the foregoing Section 7.5(a), following successful completion of the technology transfer referenced in Section 2.1 (including qualification of a Third Party contract manufacturer) should Licensee obtain a reduction of COGS below the Adjusted Royalty Threshold, then the royalty rate shall be adjusted in order to attribute [***] of the benefit deriving from such saving to each Party, as follows:

Ratio of Transfer Price for a Product to Net Sales for such Product during a Calendar Year	Savings	Royalty (%of Net Sales)
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

“Adjusted Royalty Threshold” shall mean the lower of [***] and the ratio of Transfer Price to Net Sales, measured as of completion of the technology transfer referred to above.
(c)    Transfer Price. COGS for each Product shall be determined by Company immediately prior to the first sale of such Product under the applicable Supply Agreement, and thereafter updated on a Calendar Year basis in accordance with such Supply Agreement. For clarity, the Supply Agreements shall set forth the process for establishing COGS in the event the Parties agree to tech transfer Manufacturing for a Product from Company to Licensee or its designee.
(d)    Royalty Term. Royalties payable under this Section 7.5 shall be paid by Licensee on a Product-by-Product and country-by-country basis during the Term at the rates set forth in Section 7.5(a).
(e)    Reduction for Loss of Market Exclusivity. Notwithstanding the foregoing, on a country-by-country basis, in the event of a (1) Loss of Market Exclusivity with respect to a Product in a country, the royalty rate applicable to such country for such Product will be [***] of the rate that would otherwise be payable under Section 7.5(a) on Net Sales of the Product in such country, and (ii) Significant Loss of Market Exclusivity with respect to a Product in a country, the royalty rate applicable to such country for such Product will be [***] of the rate that would otherwise be payable under Section 7.5(a) on Net Sales of the Product in such country. Any royalty reduction provided for in this Section 7.5(e) shall take effect retroactively as of the first day of the three (3) consecutive calendar months taken as a reference for the occurrence of the Loss of Market Exclusivity or the Significant Loss of Market Exclusivity, as the case may be.
(f)    Royalty Reports; Payments.
(i)    Within fifteen (15) Business Days after the end of the second month of each Calendar Quarter following First Commercial Sale, Licensee shall provide Company with a non-binding estimate of Net Sales by Licensee, its Affiliates and Sublicensees and the amount of royalties due thereon with respect to such Calendar Quarter.
(ii)    Within fifteen (15) Business Days after the end of each Calendar Quarter following First Commercial Sale, Licensee shall provide Company with a report of Net Sales by Licensee, its Affiliates and Sublicensees setting forth, in U.S. Dollars, on a Product-byProduct and country-by-country basis with respect to such Calendar Quarter: (A) gross sales of Product, (B) Net Sales, (C) deductions taken to calculate Net Sales based on gross sales, and (D) the amount of estimated royalties due to Company, including the method used to calculate the royalties and the exchange rates used and any documentation to support such calculation as may be requested by Company from time to time; it being understood that such royalties shall be adjusted to reflect the actual Transfer Price for such Product in accordance with Section 7.5(f)(iii). Royalty payments shall be made by Licensee to Company concurrently with the delivery of the foregoing report to Company.
(iii)    Within thirty (30) days of receipt by Company of the report for the final Calendar Quarter in a Calendar Year, Company shall make a calculation of the difference between the initial Transfer Price and COGS to be paid for such Product supplied in such Calendar Year, and shall promptly notify Licensee of such calculation, including its effect on the royalty rate and royalties due. In the event of an underpayment by Licensee for such Calendar
7.6    Late Payments. Any amount due under this Agreement that is not received by the due date shall be subject to an annual charge equal to the lesser of (a) [***] on Year, Licensee shall pay such difference within thirty (30) days of such reconciliation, and in the event of an overpayment, such amount shall be credited against royalties payable for the following Calendar Quarter.
7.7    Changes to Royalties. The Parties acknowledge and agree that, solely with respect to the sale of the Orbactiv Product in the Philippines and Malaysia (the “Two Countries”), the royalties payable by Licensee to Company hereunder may be less than the aggregate royalties owed by Company to the Upstream Parties plus a reasonable profit pursuant to the Upstream Agreements. In such event, the Parties shall in good faith discuss and agree upon a revised financial structure for the Two Countries such that Licensee is able to earn a reasonable profit and the Company receives royalties on sales of the Orbactiv Product no less than the aggregate royalties owed to such Upstream Parties plus a reasonable profit.
7.8    Changes in Regulatory Scheme in Licensed Territory. In the event there is any change under Applicable Law in the Licensed Territory with respect to Regulatory Approval process, period of Regulatory Exclusivity or other matters in respect of pharmaceutical products, which change may have a material impact on the value of the business of a Product in the Licensed Territory, the Parties shall revise in good faith the financial terms of this Agreement and evaluate whether any amendments to such financial terms are necessary in order to appropriately reflect the actual value of the business and maintain the commercial viability of such Product in the Licensed Territory following such a change under Applicable Law.
7.9    Payments.
(a)    Adjustments to Payment Amounts. The Parties acknowledge and agree that all payments due under this Agreement are based on an exchange rate of 1.1773 U.S. Dollars per Euro (the “Base Exchange Rate”). In the event that the average exchange rate of U.S. Dollars to Euro over the last ten (10) Business Days preceding the last day of a Calendar Quarter (the “Measurement Date”) immediately preceding the payment date for a payment to be made in Euros under this Agreement (such exchange rate, the “Reference Exchange Rate”) is greater than [***] of the Base Exchange Rate or less than [***] of the Base Exchange Rate, such payment shall be adjusted up or down, as applicable, to reflect the Reference Exchange Rate in effect on the Measurement Date. Licensee shall notify Company of the Reference Exchange Rate as of the applicable Measurement Date by written notice delivered prior to or contemporaneously with delivery of such payment. An example of such adjustment is set forth on Schedule 7.8(a).
(b)    Currency. All payments made pursuant to this Agreement, including to an Upstream Party, shall be made in U.S. Dollars by electronic transfer in immediately available funds via a bank wire transfer to such bank account designated by a Party, or to the Upstream Party designated by Company. For purposes of converting currencies for purposes of any payments hereunder, from time to time, such conversion shall be effected at the exchange rate quoted by The Wall Street Journal, New York edition as of such time. Company shall provide evidence of such exchange rate to Licensee upon Licensee’s request. annual rate over the then-current 30-day LIBOR rate reported in The Wall Street Journal, New York edition, and (b) the maximum rate permitted by Applicable Law governing this Agreement. The defaulting Party shall pay all of the other Party’s costs and expenses (including reasonable attorney’s fees) to enforce and preserve such Party’s rights and cost of collection.
7.10    Upstream Agreements. For clarity, the Parties acknowledge and agree that Company is solely responsible for compliance with the payment and all other obligations under the Upstream Agreements; provided, that upon written notice from Company to Licensee at least five (5) Business Days prior to a payment becoming due to Company hereunder, in lieu of making such payment to Company, Licensee shall make such payment or a portion thereof, as directed by Company, to one or more Upstream Parties in accordance with wire transfer instructions provided by Company to Licensee, which payment shall be made at least three (3) Business Days prior the date such payment is due. Upon request, Licensee shall provide Company with written evidence of such payments made. In no event a payment shall be made to any Upstream Party if such payment may be in violation of any Applicable Law.
7.11    Financial Records. Each Party shall keep complete and accurate books and records in accordance with its Accounting Standards. Each Party shall keep such books and records for at least five (5) years following the end of the Calendar Year to which they pertain or longer as required by Applicable Law. With respect to royalties and milestones, such records shall include adjustments as needed to meet International Financial Reporting Standards and be in sufficient detail to support calculations of royalties and milestones due to Company or paid to any Upstream Party pursuant to Section 7.10. Company and Licensee shall also keep complete and accurate records and books of accounts containing all data reasonably required for the calculation and verification of COGS and Costs, including internal FTEs utilized by either Party in any Collaboration Activities. Licensee shall provide additional information reasonably requested by Company relating to the calculation of Net Sales to the extent needed by Company in order to comply with the Upstream Agreements.
7.12    Audits.
(a)    Upon at least fifteen (15) days’ prior written notice, either Party or its representatives may, which in the case of Company may include the Upstream Parties, audit, or cause an internationally-recognized independent accounting firm selected by it (except one to whom the audited party has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party, its Affiliates, or in the case of Licensee any Sublicensees, relevant to the correctness of any payment made or required to be made to or by such party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality and non-use agreement with the audited party. For clarity, with respect to audits performed on behalf of an Upstream Party, such audits shall be limited to the review of such books and records necessary to confirm payment made or required to be made to such Upstream Party pursuant to this Agreement.
(b)    In respect of each audit of the audited party’s books and records: (i) the audited party may be audited only once per Calendar Year, unless such audit reveals an underpayment of more than five percent (5%); and (ii) the auditing party shall only be entitled to audit books and records of an audited party from the five (5) Calendar Years prior to the Calendar Year in which the audit request is made.
(c)    The audit report and basis for any determination by an Audit Team shall be made available first for review and comment by the audited party, and the audited party shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the audited party disputes (to be completed no more than thirty (30) days after the first determination is provided to such audited party and to be limited to the disputed matters). If the Parties disagree as to such further determination, the auditing party and the audited party shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the auditing and audited parties. Such accountants shall not disclose to the auditing party any information relating to the business of the audited party except that which should properly have been contained in any report required hereunder the extent necessary to verify the payments, calculations, and reports required to be made pursuant to the terms of this Agreement.
(d)    If the audit shows any under-reporting or underpayment, or overcharging by any party, that under-reporting, underpayment or overcharging shall be reported to the audited party and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest at the annual interest rate of one percent (1%) over bank prime loan rate as published in the U.S. Federal Bulletin H.15 or its successor on the last Business Day of the applicable Calendar Quarter prior to the audit) to the underpaid or overcharged Party within twenty (20) days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of five percent (5%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged auditing party conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within twenty (20) days after receiving appropriate invoices and other support for such audit-related costs.
7.13    Tax Matters. The royalties, milestones and other amounts payable by Licensee to Company pursuant to this Agreement shall not be reduced on account of any taxes other than withholding taxes that are required by Applicable Law. Company alone shall be responsible for paying any and all taxes other than withholding taxes required by Applicable Law to be deducted and paid on Company’s behalf by Licensee levied on account of, or measured in whole or in part by reference to, any payments it receives. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any payments such as withholding taxes applicable in the country of Licensee or any country in the Licensed Territory. Licensee shall deduct or withhold from the payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Company is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate Governmental Authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that Licensee has received evidence of Company’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least thirty (30) days prior to the time that the payment is due. If, in accordance with the foregoing, Licensee withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Company proof of such payment within thirty (30) days following that latter payment.
ARTICLE VIII -     COMMERCIALIZATION
8.1    Product Commercialization.
(a)    General. Licensee shall be responsible, at its sole cost and expense, for the Commercialization of each Product in the Field in the Licensed Territory, including reimbursement, storage, shipment, transportation, and invoicing of customers. Licensee shall use Commercially Reasonable Efforts to: (i) Commercialize each Product in the Field in the Licensed Territory for which Regulatory Approval has been obtained, including Commercializing a Vabomere Product in each of the Major Countries and, subject to Section 5.2(a), a Minocin IV Product in the EU; (ii) maximize Net Sales of the Products in the Field in the Licensed Territory; and (iii) perform its activities under each applicable Commercialization Plan.
(b)    Storage of Product. Licensee shall store and handle all Products in accordance with the applicable storage and handling requirements in each Product’s specifications and in compliance with Applicable Law. Company or its designated representatives may inspect Licensee’s storage, warehouse and distribution facilities during regular business hours upon reasonable notice to ensure Licensee’s compliance with this Section 8.1(b). Licensee shall not sell any Product with an expired shelf life and shall dispose of such Product with an expired shelf life in the manner required by Company and in accordance with all Applicable Law. Such disposal of expired Product shall be at Licensee’s sole cost and expense.
(c)    Commercialization Requirements. Without limiting Section 8.1(a), Licensee’s Commercialization activities hereunder shall include, at a minimum, the following:
(i)    Field Force Activities. Licensee shall provide such internal administrative and logistical support of its sales representative field force as is usual and customary in the pharmaceutical industry in the Licensed Territory, consistent with its normal practices, including: (A) training, maintaining and managing its sales representatives; (B) distributing samples and literature through its (or its Affiliate’s or Sublicensee’s) sales representatives or other customary methods; (C) disseminating Educational Materials; (D) responding to inquiries regarding Products; (E) providing adequate administrative support services (such as an electronic territory management system); and (F) setting, monitoring and executing sales representative incentives (if any) related to the Commercialization of the Products in the Licensed Territory.
(ii)    Detailing. Without limiting the types of Educational efforts Licensee may undertake, following receipt of Pricing Approval, Licensee and its sales representatives shall conduct face-to-face discussions with licensed physicians and other health care practitioners for the purpose of Educating such physicians and practitioners about each such Product in the Field.
(iii)    Minimum Commitments for the Vabomere Product. On a Major Country-by-Major Country basis, and without limiting Section 8.1(a), until the end of the first one hundred twenty (120) months after the date of the First Commercial Sale of the first Vabomere Product in such Major Country, Licensee will (A) maintain and use the equivalent of sixty (60) FTEs to conduct such field force and detailing activities in such Major Country and (B) expend at least [***] in Commercialization Costs covering its Commercialization activities in such Major Country.
(d)    Reporting Obligations. No later than December 15th of each Calendar Year during the Term, Licensee shall provide to Company and the JPC a written report (each, a “Commercialization Report”) summarizing in reasonable detail the Commercialization activities undertaken during such Calendar Year by Licensee in connection with the then-applicable Commercialization Plan for each Product. The JPC shall determine the timing, content and form for such Commercialization Report.
8.2    Commercialization Plan.
(a)    General. The Commercialization of each Product in the Field in the Licensed Territory shall be described in a rolling twelve (12)-month plan (as amended from time to time, the “Commercialization Plan”), to be prepared by Licensee and submitted to the JPC for review and comment. Outlines of the Commercialization Plans for the Initial Products in the EU will be delivered to the Company prior to the first JPC meeting. The JPC will meet within thirty (30) days of the Effective Date to review and comment on full Commercialization Plans for the Initial Products in the EU, based upon such outlines. Licensee will submit Commercialization Plans for other Products and for other countries or jurisdictions in the Licensed Territory no less than (12) months prior to the anticipated date of receipt of the first Regulatory Approval for such Product to the JPC for review, and the JPC will seek to comment on such Commercialization Plan within one-hundred eighty (180) days of the submission to the JPC. The Commercialization Plan shall describe in detail the pre-launch, launch and subsequent Commercialization of such Product, including the items specified in Exhibit A and the following components: (i) overall goals of the Licensee with regard to the Commercialization of such Product in the Field in the Licensed Territory; (ii) anticipated activities relating to Education, messaging, branding, marketing and training with respect to, and other aspects of Commercialization of, such Product; and (iii) activities required pursuant to Section 8.1(c).
(b)    Commercialization Plan Budget. Licensee shall be responsible for preparing a detailed budget for Commercialization Costs relating to the activities set forth in the Commercialization Plan for each Product for each Calendar Year covered by the Commercialization Plan (as amended from time to time, the “Commercialization Plan Budget”), Licensee shall submit each initial Commercialization Plan Budget and any amendments thereto to the JPC for review and comment in accordance with Article VI. The Commercialization Plan Budgets for the Initial Products in the EU shall be discussed at the first JPC after the Effective Date.
(c)    Amendments to the Commercialization Plan and the Commercialization Plan Budget. On a semiannual basis (no later than April 1st and October 1st of each Calendar Year), or more often as the Parties deem appropriate, Licensee shall prepare and recommend amendments to the then-current Commercialization Plan for review and comment by the JPC in accordance with Article VI. Such amended Commercialization Plan shall cover the immediately following twelve (12) months of Commercialization of such Product and shall reflect any changes, re-prioritization of activities within, reallocation of resources with respect to, or additions to the then-current Commercialization Plan. In addition, Licensee shall prepare semiannual updates to the Commercialization Plan Budget (without necessarily having to amend the corresponding Commercialization Plan) no later than April 1st and October 1st of each Calendar Year in order to reflect changes in such budget for the following Calendar Year and submit such amendment for review by the JPC in accordance with Section 8.1 and Article VI. Each such amended Commercialization Plan Budget shall specify with reasonable detail the budget for the items described in the Commercialization Plan. Once reviewed and commented on by the JPC, the amended Commercialization Plan and/or Commercialization Plan Budget shall become effective for the applicable period as of the date specified in the Commercialization Plan and/or Commercialization Plan Budget and shall supersede the previous Commercialization Plan and/or Commercialization Plan Budget for the applicable period.
(d)    Commercial Forecast. Licensee shall be responsible for preparing annual commercial forecasts setting forth the projected monthly Net Sales of each Product in the Field in the Licensed Territory for the upcoming twelve (12) months (as updated in accordance with Section 8.2(e), the “Commercial Forecast”). The initial Commercial Forecast shall be submitted to the JPC for review and comment no later than six (6) months prior to anticipated launch of a Product in the Licensed Territory, and all subsequent Commercial Forecasts shall be submitted to the JPC for review and comment by October lst of each Calendar Year. Licensee shall consider in good faith any comments of the JPC. The initial Commercial Forecast for each of the first Vabomere Product and the first Orbactiv Product in the EU are attached hereto as Schedule 8.2(d).
(e)    Updates to the Commercial Forecast. Licensee shall update the Commercial Forecast semiannually, or more often as the Parties deem appropriate, and submit such updates to the JPC for review. Licensee shall update and submit such semiannual updates to the Commercial Forecast no later than April 1st and October 1st of each Calendar Year, Licensee shall consider in good faith any comments of the JPC.
8.3    Educational Materials.
(a)    Licensee shall bear the cost and expense of preparing sales literature and other Educational Materials for a Product in the Field in the local country language(s) of the Licensed Territory, and shall arrange and pay for the translation of all Educational Materials and scientific literature for use in the Education about such Product as may be necessary for the sale of such Product in the Licensed Territory; provided that all final copies of any such translated materials shall be provided to Company, at Licensee’s sole cost and expense, in advance of any use by Licensee for review, All materials prepared by or for Licensee for the Licensed Territory shall comply with Applicable Law and Licensee shall provide (in English translated versions) to Company for its review and approval all corporate Educational Materials to be used in the Licensed Territory. Should Company not reply within fifteen (15) days from the receipt of any such material, such material shall be considered as approved. In no event shall approval of such material be unreasonably withheld by Company, and following any such approval, Licensee shall not make any further revisions to such materials without Company’s further review. Any liability or Sublicensee or customer Claims arising from any sales literature and other Educational Materials for such Product provided or used by Licensee in the Licensed Territory shall be the sole responsibility of Licensee, and Licensee shall indemnify Company for any such liabilities and Claims pursuant to Section 11.1(c).
(b)    Company may from time to time make available to Licensee marketing and technical information concerning a Product to the extent that Company considers such information and materials necessary or useful to prepare for the Education of potential prescribers about such Product for use in the Licensed Territory. All such marketing and technical information will be available only in the English language and such material so provided shall remain the property of Company and Licensee shall promptly return the same to Company upon termination of the Agreement at the written request of Company.
8.4    Trademarks. Subject to the terms of this Section 8.4 and the prior written approval of Company (not to be unreasonably withheld or delayed), Licensee shall have the right to select the trademark(s) and/or logo(s) under which to Commercialize a Product in the Field in the Licensed Territory (“Licensee Marks”). Licensee shall not register any Company Marks or confusingly similar marks. Licensee shall be responsible for the registration, maintenance and defense of any Licensee Marks as approved by Company for use in connection with the Commercialization of a Product in the Field in the Licensed Territory, as well as all expenses associated therewith. For clarity, by virtue of this Agreement, no Party shall acquire any proprietary right or similar right in the other Party’s trademark(s) and/or logo(s) and, therefore, Licensee Marks shall remain the exclusive property of Licensee or its Affiliates (subject to the license grant set forth in Section 13.6(b)), and Company Marks shall remain the exclusive property of Company or its Affiliates.
8.5    Compliance with Laws.
(a)    Licensee shall comply with all Applicable Law pertaining to the Commercialization of each Product in the Licensed Territory or otherwise pertaining to the performance by Licensee of its obligations or the exercise of its rights under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. Licensee shall notify Company promptly in writing of any changes in such laws and regulations in the Licensed Territory which may have a material impact on the implementation of this Agreement. Licensee shall Commercialize each Product only for its approved indications in the Field.
(b)    Licensee agrees, in its performance of and exercise of its rights under this Agreement, to comply with all Applicable Law in the Licensed Territory.
(c)    In connection with this Agreement, Licensee shall not, directly or indirectly, Commercialize any Product or engage in any other transaction in, to or with any sanctioned countries/regions (including Cuba, Iran, North Korea, Sudan, Syria, and Crimea) or any Person that appears on a restricted party list maintained by the U.S. Government, including (i) the List of Specially Designated Nationals & Blocked Persons, Office of Foreign Assets Control, U.S. Treasury Department; (ii) the List of Debarred Parties administered Directorate of Defense Trade Controls, U.S. State Department; (iii) the Denied Persons List, Bureau of Industry and Security, U.S. Department of Commerce; (iv) the Entity List, Bureau of Industry and Security, U.S. Department of Commerce; (v) the Unverified List, Bureau of Industry and Security, U.S. Department of Commerce; (vi) the Palestinian Legislative Counsel (PLC) List, Office of Foreign Assets Control, U.S. Treasury Department; (vii) Foreign Sanctions Evaders List, Office of Foreign Assets Control, U.S. Treasury Department; or (viii) Sectoral Sanctions Identification List Office of Foreign Assets Control, U.S. Treasury Department (any such Person on any such restricted party list, a “Restricted Party”). Licensee represents and warrants that it is not a Restricted Party and is not owned or controlled by, or acting on behalf of, a Restricted Party. Licensee agrees that it will notify Company promptly upon the occurrence of any event that would constitute a breach of this covenant or render the foregoing representation and warranty incorrect.
(d)    Each Party represents and warrants that it shall take no action that would cause the other Party to be in material violation of Applicable Law in the Licensed Territory. Further, each Party shall immediately notify the other Party if it has ascertained that a material violation of Applicable Law in connection with the performance of or exercise of its rights under this Agreement has taken place.
(e)    Licensee and its employees, agents and Sublicensees, if any, and Company and its employees, agents and designees involved in the performance of this Agreement, have not and shall not, in connection with this Agreement, directly or indirectly through Third Parties, pay, receive, promise or offer to pay, or authorize the payment of, anything of value or give any promise or offer to give, or authorize the giving of anything of value, to or from a Public Official, Entity or other Person for purposes of corruptly obtaining or retaining business for or with, or directing business to, any Person, including Company or Licensee, by (i) influencing any official act, decision or omission of such Public Official or Entity, (ii) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity, (iii) securing any improper advantage, or (iv) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity.
(f)    Licensee and its employees, agents and Sublicensees, if any, and Company and its employees, agents and designees involved in the performance of this Agreement, have not and shall not, in connection with this Agreement, directly or indirectly through Third Parties, promise, offer or provide any illegal payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or a Third Party customer or to a Public Official or Entity. In addition, each Party and its employees and agents shall ensure that no part of any payment, commission, reimbursement or fee paid by the other Party pursuant to this Agreement or otherwise will be used, directly or indirectly, as a corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a Third Party customer or to a Public Official or Entity. Licensee hereby covenants that: (i) it will promptly notify Company in the event it becomes aware that it or its Affiliates or Sublicensees has been convicted for violations of any Anti-Corruption Law with respect to any Product; and (ii) upon Company’s request after receiving any such notice, Licensee will (or will cause such Affiliate or Sublicensee to) immediately terminate its relationship with such Affiliate or Sublicensee with respect to the Product.
(g)    No owner, shareholder (direct or beneficial) or other individual with any direct or indirect beneficial interest in Licensee, or any immediate family relation of any such person who may be in a position to influence the business under this Agreement (each, an “Interested Person”), is a Public Official or Entity. Licensee shall notify Company immediately if, during the term of this Agreement, (i) any Interested Person becomes a Public Official or Entity or (ii) any Public Official or Entity acquires a legal or beneficial interest in Licensee.
(h)    Each Party agrees that in the event that any of the covenants contained in this Section 8.5 are not complied with in accordance with their terms, the non-defaulting Party shall have the right, at its sole discretion, to terminate this Agreement immediately upon written notice to the defaulting Party.
(i)    Each Party agrees to reasonably cooperate with the other Party with respect to any investigation or audit relating to the performance of this Agreement and Applicable Law in the Licensed Territory.
(j)    Licensee agrees that in any sublicenses granted by Licensee to a Third Party pursuant to the exercise of Licensee’s rights under this Agreement, Licensee shall include in such sublicenses applicable anti-corruption provisions substantially similar in scope as those set forth in this Section 8.5.
8.6    Customer Support. Licensee shall be fully responsible for all technical and medical support of Licensee’s customers in the Field in the Licensed Territory.
8.7    Product Information. Licensee shall distribute each Product with all packaging, warranties, disclaimers, patient consent forms and product information as required by Applicable Law in the Licensed Territory. In no event shall Company assume any liability for materials created or used by Licensee.
8.8    Records. Licensee shall maintain complete and accurate books and records with respect to the sale and distribution of all Products in accordance with the applicable Accounting Standards and as required by regulatory requirements that are applicable to the Licensed Territory. Without prejudice to Sections 7.11 and 7.12, Company shall have the right, during reasonable business hours and with reasonable prior notice, to inspect (i) such books and records and (ii) the facilities of Licensee, its Affiliates and Sublicensees which are used or provided in connection with the sale, administration and stocking of any Product for regulatory affairs reasons. Licensee shall, and shall cause its Affiliates and Sublicensees to, maintain all records and reports required under this Agreement relating to any Product for a period of five (5) years or longer as required by Applicable Law.
8.9    Additional Obligations.
(a)    The Parties understand, acknowledge and agree that the continued maintenance of an image of excellence and a high level of ethical marketing of a Product is essential to the success of sales of such Product in the Licensed Territory. Accordingly, Licensee agrees that its Commercialization efforts will not reflect unfavorably on, or dilute in any way, the image of excellence of Company and the high level of ethical marketing practiced by Company and its other distributors. Licensee shall not take any action, or omit to take any action, that, directly or indirectly, would impair such image or lower the prestige of such Product or of Company.
(b)    Licensee agrees that it will: (i) present each Product fairly to potential customers; (ii) not disparage in any manner such Product, Company, and any trademarks (including Company Marks), trade names or service marks owned or used by Company, whether in connection with sales of such Product or otherwise; (iii) not modify such Product or any such trademarks, trade names or service marks in any way except as permitted by this Agreement; (iv) attempt to register or otherwise assert any rights in or to any trademarks, trade names or service marks owned or used by Company in connection with such Product; and (v) do all things reasonably necessary and appropriate to promote the reputation of such Product and the value of any such trademarks, trade names or service marks.
8.10    Insurance.
(a)    Without limiting its other obligations under this Agreement, each Party shall effect and maintain at its own expense with reputable insurance companies a Third Party and product liability insurance policy with a limit of liability not lower than [***] for any occurrence or series of occurrences arising out of any event or series of events in connection with a Product; the policy shall be extended to any “product recall” with a sublimit not lower than [***].
(b)    Notwithstanding the foregoing, each Party may self-insure any or a portion of the above required insurance and agrees to maintain such coverage for (i) a minimum of five (5) years after the expiration of this Agreement, or (ii) five (5) years after the end of the selling and distribution process of Product by Licensee, whichever is longer.
(c)    Upon request of the other Party, either Party will provide the other Party with a certificate of insurance issued by any Third Party insurer or by the broker which shall include the details of any Third Party policy, including: the name of the insurer, the insured business activity, the policy number, the effective date, the expiration date and the limits of liability applied.
(d)    Each Party shall indemnify and hold harmless the other Party (including after termination or expiration of this Agreement) from and against all Losses payable or owed by such Party in connection with any Third Party Claim to the extent arising from a failure of a Party to keep in effect and maintain any of the insurance coverage required under this Section 8.10 (including insurance premiums).
ARTICLE IX -     INTELLECTUAL PROPERTY
9.1    Intellectual Property Ownership.
(a)    The Parties acknowledge and agree that, as between the Parties, except for the rights expressly granted herein, all right, title and interest in and to any Company Intellectual Property rights in or covering a Product shall reside solely in Company. Any inventions made, developed, conceived or reduced to practice by or on behalf of Licensee, its Affiliates or Sublicensees in the course of performance of this Agreement or the Supply Agreements, including Regulatory Data, and any Intellectual Property relating thereto (collectively, the “New IP”) and, shall be owned solely by Company. In connection with the foregoing: (i) Licensee hereby does, and shall cause its Affiliates and Sublicensees to, assign and transfer to Company all right, title, and interest in and to such New IP and agrees to take all further acts reasonably required to evidence such assignment and transfer to Company; and (ii) such New IP shall constitute Company Know-How or Company Patents, as applicable, for purposes of this Agreement.
(b)    All Intellectual Property owned by a Party as of the Effective Date shall continue to be owned by such Party, and except as expressly set forth in this Agreement, neither Party shall have any rights to any Intellectual Property of the other Party.
9.2    Protection of Rights.
(a)    Licensee shall not (and shall cause its Affiliates and Sublicensees not to) dispute or contest or assist others, directly or indirectly, to dispute or contest the validity of any of Company’s Intellectual Property rights concerning any Product. If Licensee so disputes or contests or assists others to dispute or contest the validity of any of the foregoing rights of Company, Company shall have the right to terminate this Agreement immediately upon written notice to Licensee.
(b)    Licensee shall not omit or alter any Patent numbers, trade names, trademarks, numbers, serial numbers or other Company markings affixed on any Product obtained from Company under the Supply Agreements, or alter any Product’s labeling, except with the prior written consent of Company.
(c)    Licensee is not authorized to use the trademark and trade name “Melinta Therapeutics, Inc.” (or any portion thereof) in any manner except to indicate, during the Term and only in the Field and in the Licensed Territory, that it is an authorized licensee of Company and if applicable, Developer of the Product with respect to the Field and the Licensed Territory. Any such usage on the packaging of the Products shall be in accordance with the Supply Agreement. Nothing herein shall be construed to grant, transfer or assign to Licensee any right, title or interest in or to any Company Marks.
9.3    Prosecution and Maintenance. Subject to the rights of the applicable Upstream Party, Company shall have the right, but not the obligation, to file, prosecute and maintain Company Patents that constitute Company IP in the Licensed Territory at Company’s sole cost and expense. In such case Licensee shall, upon the request of Company, provide Company with all reasonable assistance and cooperation in connection therewith. Company will keep Licensee reasonably informed of the status of the prosecution and maintenance of such Company Patents, including with respect to the status of any material filings and material communications with any patent authority within the Licensed Territory. Subject to the rights of the applicable Upstream Party, should Company decide not to file, prosecute and/or maintain any such Company Patent in any country in the Licensed Territory, then Licensee shall have the right, but not the obligation, at its cost and expense, to file, prosecute and/or maintain such Company Patent in the Licensed Territory at Licensee’s sole cost and expense.
9.4    Product Infringement Claims.
(a)    Response to Third Party Infringement. Licensee shall (and shall cause its Affiliates and Sublicensees to) promptly (and in no event later than ten (10) days) advise Company in writing of any infringement or potential infringement or unauthorized use of the Company IP by Third Parties of which Licensee (or such Affiliate or Sublicensee) becomes aware relating to any Product in the Licensed Territory. Subject to the rights of the applicable Upstream Party, Company shall have the first right, but not the obligation, to institute any Proceedings against such alleged infringers at Company’s sole cost and expense. In such case, (i) Licensee agrees to cooperate with and assist Company in any such action, suit or other Proceeding, and (ii) subject to the last sentence of this Section 9.4(a), Company shall have sole control over and the exclusive right to prosecute and/or negotiate and approve any settlement of such suits. Should Company decide not to institute any Proceeding against such alleged infringers within ninety (90) days from Company’s receipt of notice from Licensee or from the Company’s knowledge of the infringement (whichever occurs first) then subject to the rights of the applicable Upstream Party, Licensee shall have the right, but not the obligation, to institute any Proceedings against such alleged infringers at Licensee’s sole cost and expense. In such case, (A) Company agrees to cooperate with and assist Licensee in any such action, suit or other Proceeding and (B) subject to the last sentence of this Section 9.4(a), Licensee shall have sole control over and the exclusive right to defend and/or negotiate and approve any settlement of such suits. Notwithstanding the foregoing, neither Party shall settle or compromise any action, suit or other Proceeding described in this Section 9.4(a) without the prior written consent of the other Party, which consent shall not unreasonably withheld or delayed.
(b)    Recovery. Except as otherwise agreed to by the Parties, any monetary award recovered from a Third Party in connection with any Proceeding described in Section 9.4(a) in respect of the Licensed Territory related to a Product in the Field, whether the recovery is by settlement or otherwise, shall be shared as follows:
(i)    the Party that initiated and prosecuted the action shall recover all of its costs and expenses (including all court and reasonable attorneys’ fees) incurred in connection with the action (which, in the case of Company, may include costs and expenses of, and reimbursed to, any Upstream Party pursuant to the applicable Upstream Agreement);
(ii)    the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action (which, in the case of Company, may include costs and expenses of, and reimbursed to, any Upstream Party, pursuant to the applicable Upstream Agreement);
(iii)    the amount of any recovery for lost sales of the Product in the Field in the Licensed Territory shall be retained by Licensee, net of an amount that shall be paid to Company equal to the royalty that would have been payable to Company under Section 7.5(a) if such recovery or settlement proceeds were to constitute Net Sales of the Product at issue; and
(iv)    the remainder of any recovery for any other damages, if any, to the extent related to a Product in the Field in the Licensed Territory shall be split equally between the Parties.
With respect to any infringement or potential infringement or unauthorized use of the Company IP by Third Parties both inside and outside the Licensed Territory, the Parties shall in good faith allocate any recoveries attributable to such infringement or unauthorized use between that occurring in the Licensed Territory (which shall be allocated between the Parties as provided above in this Section 9.4(b)) and that occurring in territories outside the Licensed Territory (which shall be retained in full by Company).
(c)    Infringement of Third Party Intellectual Property. Subject to Section 11.2(d), in the event of any Third Party Claim that the Manufacture, use or sale of a Product in the Licensed Territory infringes the Intellectual Property rights of such Third Party, (i) Company shall have the first right, but not the obligation, to defend (including the right to settle) such Claim, in its sole discretion and at its sole cost and expense, and (ii) if it decides not to defend such Claim, then Licensee shall have the right, but not the obligation, to defend (including the right to settle) such Claim; provided that Licensee shall not agree to settle or compromise any such Claim without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.
(d)    No Liability for Unauthorized Uses or Modifications. Company shall have no liability for any infringement Claim resulting from the use or combination of any Product with goods, materials or services not supplied by Company, or any modification or alteration of such Product, where such infringement Claim results from such use, combination, modification or alteration, including such unauthorized use in any Development by or on behalf of Licensee of such Product.
9.5    Personnel Obligations. Prior to beginning any work under this Agreement, each officer, director, employee, agent and outside advisor of Licensee, its Affiliates or Sublicensees shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Licensee, as appropriate, in this Article IX, including: (a) promptly reporting to the Company any invention, discovery, process or other Intellectual Property relating to a Product; (b) assigning to the Company all of his, her or its right, title and interest in and to any invention, discovery, process or other Intellectual Property relating to a Product; (c) taking actions reasonably necessary to secure Patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article VII.
ARTICLE X -     REPRESENTATIONS AND WARRANTIES
10.1    Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date that:
(a)    such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(c)    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;
(d)    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law of any Governmental Authorities having jurisdiction over such Party; and
(e)    neither such Party nor any Affiliate thereof has been excluded from participation in any government healthcare program, debarred or disqualified from or under any other federal program, convicted of any offense defined in 42 U.S.C. § 1320a-7, or otherwise deemed ineligible for participation in any healthcare programs, nor is aware of any pending or potential actions that would give rise to any such ineligibility.
10.2    Additional Company Representations and Warranties. Company hereby represents and warrants to Licensee as of the Effective Date that:
(a)    Company is entitled to grant the rights and licenses granted to Licensee as set forth in this Agreement;
(b)    Company has not granted in the Licensed Territory any right or license in or to any of the Company IP in the Licensed Territory that is in conflict with the rights or licenses granted to Licensee under this Agreement;
(c)    Company has not granted as of the Effective Date any liens or security interests to the Company IP other than under any licenses or sublicenses or as security for debt financing of the Company, in each case, that would not conflict or otherwise interfere with the rights or licenses granted to Licensee under this Agreement;
(d)    as of the Effective Date, Company has not received any written notice that the Development, Manufacture or Commercialization of the Product in the Licensed Territory infringes or misappropriates any Patents or any Know-How Controlled by a Third Party; and
(e)    as of the Effective Date, no commitments to Regulatory Authorities have been undertaken with reference to the Products in the Licensed Territory other than those expressly set forth in Schedule 10.2(e). No representation or warranty is made (i) that Schedule 10.2(e) is a list of all commitments that may be required by applicable Regulatory Authorities in connection with Regulatory Approvals of the Products after the Effective Date or (ii) regarding the likelihood of meeting the deadlines included therein.
With specific reference to the Vabomere Product, Company hereby represents and warrants to Licensee that no Third Party (including the U.S. Government) may claim any right under the Contract between Rempex Pharmaceuticals, Inc and the United States of America for the advanced development of Carbavance executed 31/1-4/2/2014 or under the Other Transaction Agreement between The Medicines Company and the United States of America, Department of Health and Human Services executed 15/09/2016 or under any other contract which may restrict the exercise by Licensee of the rights and licenses granted from Company to Licensee under this Agreement or which may restrict the exclusive commercial exploitation of the Product in the Licensed Territory by Licensee notwithstanding the rights of the United States of America under the aforementioned Contract and Other Transaction Agreement or under any other contract, including those rights set forth in Public Law 96-517 (35 U.S.C. §§ 200-212).
10.3    Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES, EXPRESS OR IMPLIED, ARE GIVEN IN RESPECT OF THE PRODUCT, AND ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY IS HEREBY EXPRESSLY DISCLAIMED.
10.4    Limitation of Damages. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, EXCEPT IN CASE OF (A) DELIBERATE BREACH OF CONTRACT OF A PARTY, (B) WILLFUL MISCONDUCT OF A PARTY, OR (C) INDEMNIFICATION UNDER SECTIONS 11.1 AND 11.2, NO PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS OR INTERRUPTIONS OF BUSINESS.
ARTICLE XI -     INDEMNIFICATION
11.1    Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Company, its Affiliates, and their respective officers, directors and employees, from and against any damages, losses, liabilities, costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), judicial or arbitration damage awards, and settlement payments (collectively, “Losses”) payable or owed by such parties in connection with any Claims of Third Parties (“Third Party Claims”) to the extent arising from: (a) activities of -Licensee, its Affiliates and Sublicensees under this Agreement, including the Development, Manufacture, and Commercialization of a Product (including product liability Claims arising from the Development, Manufacturing, and Commercialization of such Product in the Licensed Territory); (b) any breach by Licensee, its Affiliates or Sublicensees of a representation, warranty, covenant or agreement of Licensee under this Agreement; (c) Product claims, whether written or oral, made by Licensee, its Affiliates or Sublicensees in its advertising, publicity or sale of, or Education of potential prescribers about, a Product; (d) handling by Licensee, its Affiliates or Sublicensees of a Product or changes, additions or modifications to a Product by or on behalf of Licensee or made at Licensee’s request; (e) any Intellectual Property Claims arising out of Licensee’s, its Affiliates’ and Sublicensees’ use of any Licensee Marks or modifications to any Product provided by Company; or (f) any negligence or intentional misconduct or omissions by Licensee, its Affiliates or Sublicensees.
11.2    Indemnification by Company. Company shall defend, indemnify and hold harmless Licensee, its Affiliates and Sublicensees, and their respective officers, directors and employees, from and against any Losses payable or owed by such parties in connection with any Third Party Claim to the extent arising from: (a) activities of Company, its Affiliates and its designees under this Agreement, including the Development and Manufacturing of Product; (b) any breach by Company or its Affiliates of a representation, warranty, covenant or agreement of Company under this Agreement; (c) Licensee’s, its Affiliates’ and Sublicensees’s use of Product claims, whether written or oral, in their advertising, publicity or sale of or Education of potential prescribers about, a Product where such claims were provided by Company, its Affiliates or designees; (d) subject to Section 9.4(d), any Intellectual Property Claims arising out of Licensee’s, its Affiliates’ and Sublicensees’ sale of a Product in the Field in the Licensed Territory in accordance with the terms and conditions of this Agreement, but excluding any New IP or any Intellectual Property Claims arising out of Licensee’s, its Affiliates’ or Sublicensees’ use of any Licensee Marks; or (e) any negligence or intentional misconduct or omissions by Company or its Affiliates.
11.3    Conditions and Limitations of Indemnification Obligation. A Person entitled to indemnification pursuant to either Section 11.1 or Section 11.2, will hereinafter be referred to as an “Indemnified Party.” A Party obligated to indemnify an Indemnified Party hereunder will hereinafter be referred to as an “Indemnifying Party.” In the event an Indemnified Party is seeking indemnification under either Section 11.1 or Section 11.2, the Indemnified Party shall inform the Indemnifying Party as soon as reasonably practicable after it receives notice thereof, it being understood and agreed that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially prejudiced as a result of such failure to give notice. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of Third Party Claim and, at the Indemnifying Party’s expense, shall cooperate as reasonably requested in the defense of such Third Party Claim. The Indemnified Party shall have the right to retain its own counsel at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the Indemnifying Party shall be responsible for the cost of one counsel for the Indemnified Party (and all other Indemnified Parties in connection with the same Third Party Claim or multiple Third Party Claims arising out of the same events or circumstances). The Indemnifying Party may not settle such Third Party Claim, or otherwise consent to an adverse judgment in such Third Party Claim, without the Indemnified Party’s prior written consent not to be unreasonably withheld or delayed; provided that the Indemnifying Party shall not require such consent with respect to the settlement of any Third Party Claim (i) where the sole relief provided is for monetary damages that are paid in full by the Indemnifying Party, (ii) which would not materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnified Party, and (iii) which does not result in any finding or admission of fault by the Indemnified Party. The Indemnified Party may not settle such Third Party Claim, or otherwise consent to an adverse judgment in such Third Party Claim, without the Indemnifying Party’s prior written consent not to be unreasonably withheld or delayed.
ARTICLE XII -     CONFIDENTIALITY
12.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present and future marketing, financial and research, Development, Manufacturing, or Commercialization activities of any product or potential product or useful technology of the Disclosing Party (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information: (a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others. All information disclosed under any confidentiality agreement entered into between Company and Licensee prior to the Effective Date relating to the Products, shall be deemed to be Confidential Information and such agreement shall be superseded by the terms hereof and terminated effective as of the Effective Date. Notwithstanding this Section 12.1, New IP disclosed and assigned to Company by or on behalf of Licensee pursuant to Section 9.1(a) shall be considered the Confidential Information of Company.
12.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party shall be entitled to disclose Confidential Information of the Disclosing Party as follows: (a) to the Receiving Party’s Affiliates, employees, officers, directors, agents, consultants, legal counsel and/or other Third Parties under appropriate confidentiality provisions no less stringent than those in this Agreement, in connection with the performance of its obligations or exercise of its rights under this Agreement; (b) to the extent such disclosure is reasonably necessary in defending litigation, complying with applicable governmental regulations or otherwise required by Applicable Law; provided, however, that if a Receiving Party is required by Applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will give reasonable advance notice, where practicably possible, to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of Patents, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) to potential or actual acquirers, merger candidates, licensees or investors or venture capital firms, investment bankers or other financial institutions, lenders or investors, and professional advisors thereof, provided, that in connection with such disclosure, such Receiving Party shall inform each such disclosee of the confidential nature of such Confidential Information and cause each such disclosee to treat such Confidential Information as confidential; or (d) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 12.2 to treat such Confidential Information as required under this Article VII.
12.3    Disclosure of Agreement. Licensee shall not, and shall cause its Affiliates and Sublicensees not to, issue any press release or other public disclosure regarding the Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with Company’s prior written consent, or (b) for any disclosure that is reasonably necessary to comply with applicable national securities exchange listing requirements or Applicable Law. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof, and Company may not unreasonably withhold consent to such releases. Company shall not issue an initial press release, or any subsequent press release or public disclosure that involves Licensee, except with Licensee’s prior written consent, not to be unreasonably withheld. Except to the extent required by Applicable Law or as otherwise permitted in accordance with this Section 12.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party.
ARTICLE XIII -     TERM AND TERMINATION
13.1    Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Agreement, shall continue in effect so long as Licensee, its Affiliates or Sublicensees are selling any Product in the Licensed Territory (the “Term”).
13.2    Termination by Company for Breach. Company shall have the right to terminate this Agreement during the Term upon sixty (60) days’ notice if Licensee materially breaches this Agreement and does not cure such breach within sixty (60) days following written notice by Company, except as otherwise provided in this Agreement. Any termination by Company under this Section 13.2 may be made in Company’s sole discretion with respect to: (a) a Product (i.e. all Vabomere Products, Orbactiv Products, and/or Minocin IV Products); (b) the Licensed Territory in its entirety; or (c) in the case of a breach which is specific to a country in the Licensed Territory, such country. Effective upon such termination under clause (a), such Product shall be deemed a Terminated Product, and effective upon such termination under clause (c), such country shall be deemed a Terminated Country. Notwithstanding the foregoing, Company shall be entitled to terminate this Agreement immediately in the event of a breach of Section 9.2(a) in accordance with the terms of such section.
13.3    Termination by Licensee for Breach. Licensee shall have the right to terminate this Agreement in whole or with respect to a Product (i.e. all Vabomere Products, Orbactiv Products, and/or Minocin IV Products) or on a country-by-country basis, during the Term upon sixty (60) days’ notice if Company materially breaches this Agreement with respect to such Product or country and does not cure such breach within sixty (60) days following written notice by Licensee. Effective upon such termination (a) with respect to a Product, such Product shall be deemed a Terminated Product; (b) with respect to a country, such country shall be deemed a Terminated Country.
13.4    Termination of Countries within the Licensed Territory.
(a)    If at any time during the Term following the one (1) year anniversary of the Effective Date, Company receives a bona fide offer from a Third Party to Develop and Commercialize any Product within the Field in the Licensed Territory, and at the time of Company’s receipt of such offer, (i) Licensee is not currently and actively Developing or Commercializing the applicable Product in the Field in such country, whether itself or through its Affiliates or Sublicensees, and (ii) either (A) the JSC has not approved a Licensee-submitted Development Plan or Commercialization Plan for such Product in such country, or (B) where the First Commercial Sale of such Product in the Field in such country has not occurred for a period of twelve (12) months despite having received a Regulatory Approval or Pricing Approval (whichever occurs later) for such Commercialization, then the Parties will meet and discuss in good faith Licensee’s intentions to Develop and Commercialize such Product in such country. If within six (6) months of the commencement of such discussions (x) Licensee elects not to Develop or Commercialize such Product in such country, (y) the JSC does not approve a Development Plan for such Product in such country, or (z) the First Commercial Sale of such Product in the Field in such country has not occurred despite having received Regulatory Approval or Pricing Approval (whichever occurs later) for such Commercialization, then Company shall have the right to terminate this Agreement in part with respect to such Product in such country immediately upon written notice, with each such Product deemed a Terminated Product and each such country deemed a Terminated Country. If the right to terminate this Agreement is exercised in accordance with Section 13.4, such exercise shall be the sole and exclusive remedy available to Company and in lieu of any other remedy under the laws or hereunder for the events having given rise to the right to terminate under this Section 13.4.
(b)    Company shall have the right to terminate this Agreement with respect to Minocin IV pursuant to Section 5.2(a).
13.5    Insolvency Event; Bankruptcy Rights. Either Company or Licensee may terminate this Agreement in the event that the other Party becomes insolvent or is subject to reorganization, winding up, dissolution, bankruptcy, liquidation proceedings, judicial or extrajudicial reorganization, or other similar Applicable Law now or thereafter in effect, or makes an assignment for the benefit of creditors, during the Term of this Agreement. Termination under this Section 13.5 shall be effective immediately. Notwithstanding the foregoing, in the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the United States Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation, any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the United States Bankruptcy Code subject to the protections afforded the non-terminating Party under the Section 365(n) of the United States Bankruptcy Code, and any similar law or regulation in any other country.
13.6    Effect of Termination. Except as otherwise provided in this Agreement, upon termination of this Agreement, in whole or in part with respect to a Terminated Product or a Terminated Country, the following consequences shall apply:
(a)    Licensee’s rights and each of Licensee and Company’s obligations under this Agreement with respect to each Terminated Product and each Terminated Country, as applicable, shall terminate, except as otherwise contemplated by this Section 13.6.
(b)    All Company Marks, trade names, Company Patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and Educational aids of any kind related to a Terminated Product or a Terminated Country shall be the sole and exclusive property of Company. Within sixty (60) days after the effective date of termination of this Agreement with respect to such Terminated Product or Terminated Country, as applicable, Licensee shall return to Company or destroy all tangible items bearing, containing, or contained in, any of the foregoing with respect to the Terminated Product and the Terminated Country, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to Company, as Company may direct, at Company’s sole cost and expense. Licensee shall not make or retain any copies of any confidential or proprietary items or information, which may have been entrusted to it following termination of this Agreement in its entirety. Effective upon the termination of this Agreement, in whole or in part, Licensee shall cease to use all trademarks and trade names of Company with respect to the Terminated Country or Terminated Product, or with respect to the Terminated Product itself. In the event of the termination of this Agreement by Company pursuant to Section 13.2 or Section 13.4, Licensee hereby grants to Company a perpetual, exclusive license, with the right to sublicense, to use the Licensee Marks in connection with the Manufacture, Development, use and Commercialization of such Terminated Product in the Terminated Country, and upon termination of this Agreement in its entirety, in any country in the world. Company shall, on a country-by-country basis, pay Licensee a royalty of one percent (1%) of Net Sales of each Terminated Product sold by Company under a Licensee Mark in a country within a Terminated Country.
(c)    Licensee shall not be released from paying any amount which may then be owed to Company. In the event of any termination of this Agreement, all obligations owed by Licensee to Company and to its Affiliates with respect to such Terminated Country and Terminated Product, as applicable, shall become due and payable on the effective date of termination,
(d)    All rights and title in and to any and all Regulatory Data and Regulatory Materials provided by or on behalf of Company to Licensee and any Regulatory Data and Regulatory Materials generated by or on behalf of Licensee on the basis of this Agreement shall immediately revert to Company, and Licensee shall have no residual rights to such data or materials. Company may, in its reasonable discretion in accordance with Applicable Law, appoint itself, an Affiliate or Third Party as successor to Licensee with respect to any applicable CTA, Regulatory Approval or Pricing Approval (the “Successor Entity”). Licensee shall and shall cause its Affiliates and Sublicensees to transfer and assign to Company or the Successor Entity, as applicable, all CTAs, Regulatory Approvals, Pricing Approvals, permits, filings and authorizations (including reimbursement authorizations), if any, obtained by or on behalf of Licensee, including those obtained from or on behalf of Company in connection with activities undertaken under this Agreement, not later than the effective date of such termination or as soon as practicable if this Agreement is terminated immediately without prior notice. Licensee shall and shall cause its Affiliates and Sublicensees to reasonably cooperate, at Company’s request and expense, in making any filings, executing any instruments or taking other actions reasonably necessary to make such transfer of the foregoing. In case the transfer is not allowed under Applicable Law, Licensee shall apply for the cancellation of the CTA, Regulatory Approval and/or Pricing Approval, as the case may be, simultaneously provide full cooperation to Company or its duly qualified designee in connection with the new application of the CTA, Regulatory Approval and/or Pricing Approval in Company’s (or its designee’s) own name. If for any reason Licensee fails to cooperate in connection with such transfer, or cancellation, pursuant to this Section 13.6, Licensee hereby authorizes Company to effect such transfer or cancellation on behalf of Licensee. Prior to the CTA, Regulatory Approval and/or Pricing Approval being issued by the Regulatory Authority in the name of Company or its designee, Licensee agrees to provide Company or its designee, within a reasonable time from receipt of Company’s written request, the necessary written authorizations, statements and documents required under Applicable Law for Company or its designee to, freely and without interruption, Develop and Commercialize any such Terminated Product in a Terminated Country under Licensee’s Regulatory Approval and/or Pricing Approval.
(e)    If not prohibited by Applicable Law, Licensee shall, at Company’s request, promptly assign to Company all of Licensee’s and its Affiliates’ and Sublicensees’ rights and obligations under tender contracts for such Terminated Country with any Third Parties that grant to such Third Parties rights to purchase a Product to the extent that such tender contract relates to such Terminated Product.
(f)    The termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, including the payment obligations hereunder and any and all Losses or remedies arising from any breach hereunder. Such termination shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.
13.7    Survival. Subject to Section 13.6(f), the provisions of 2.4, 2.5 (last sentence only), 3.4 (so long as any Product is on the market), 5.6(b) (with respect to Costs incurred prior to expiration or termination of this Agreement), 7.8, 7.9, 7.10, 7.11, 7.12, 8.8, 8.10, 9.1, 9.4, 10.3, 10.4, 13.6 and this 13.7, and Article I, Article XI, Article XII, Article XIV and Article XV shall survive the expiration or termination of this Agreement for any reason. Except as otherwise set forth herein, all other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.
ARTICLE XIV -     DISPUTES
14.1    Disputes. Subject to Section 14.3 and unless otherwise provided in this Agreement, any and all Claims, disputes or controversies arising under, out of or in connection with this Agreement or the Ancillary Agreements shall be referred to the Parties’ Senior Officers, who shall use good faith efforts, in compliance with this Section 14.1, to resolve promptly such matter, which good faith efforts will include at least one meeting between such Senior Officers within fifteen (15) days after the referral of such matter to them. If the Senior Officers are unable to reach unanimous agreement on any such matter within thirty (30) days of such matter being referred to them, either Party may elect to submit such dispute to the Parties’ CEOs. Such CEOs will use good faith efforts, in compliance with this Section 14.1, to resolve promptly such matter, which good faith efforts will include at least one meeting between such CEOs within ten (10) days after the submission of such dispute to them. If the CEOs are unable to reach unanimous agreement on any such dispute within twenty (20) days of such matter being referred to them, either Party shall be free to initiate the arbitration Proceedings outlined in Section 14.2.
14.2    Dispute Resolution.
(a)    Arbitration. Subject to Section 14.2(b), any unresolved disputes between the Parties shall be resolved by final and binding arbitration as follows:
(i)    Whenever a Party decides to institute arbitration proceedings, it shall, as promptly as practicable, give written notice to that effect to the other Party. Arbitration shall be held in New York, New York (if Licensee initiates arbitration) or Florence, Italy (if Company initiates arbitration) according to the commercial arbitration rules of the I.C.C. (the “Rules”). The arbitration shall be conducted by a panel of three (3) arbitrators. Each Party shall, within thirty (30) days after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel. Each arbitrator shall be conflict-free with respect to each Party and its Affiliates and any Sublicensees and have significant experience in the pharmaceutical research and Development and Commercialization business. If either Party fails to appoint an arbitrator as provided above or the two (2) initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, then such arbitrator(s) shall be promptly appointed in accordance with the Rules. The arbitration shall be conducted in accordance with the Rules.
(ii)    The arbitrators shall render their opinion within thirty (30) days of the final arbitration hearing. Decisions of the panel of arbitrators shall be based on the application of the Governing Law and, absent manifest error, shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court for purposes of enforcement of such award. Each Party shall pay its attorneys’ fees and the fees of its appointed arbitrator. The fees of the third arbitrator and the costs of arbitration shall be paid by the Parties as the arbitrators determine. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.
(b)    Expert Resolution. If a Party submits an unresolved dispute for binding arbitration pursuant to Section 5.5(c), such dispute shall be resolved as follows (the “Expert Resolution”):
(i)    The Parties shall set a date for a meeting of the Expert Committee (the “Experts Meeting”), which date shall be no more than sixty (60) days after the date the Expert Resolution is initiated. The Experts Meeting shall be held in a location determined by the Expert Committee. Each Party shall appoint one (1) Expert for the Expert Committee within ten (10) days after the date the Expert Resolution is demanded under this Section 14.2(b). The two (2) Experts shall appoint the third Expert within ten (10) days after the date the second Expert has been appointed. The Expert Resolution shall be “baseball” style; accordingly, at least fourteen (14) days prior to the date of the Expert Resolution, each Party shall provide the Expert Committee with a brief outlining its position. Briefs may be no more than thirty (30) pages, and must clearly provide and identify the Party’s position with respect to the disputed matter. After receiving both Parties’ opening briefs, the Expert Committee will distribute each Party’s brief to the other Party. Seven (7) days in advance of the Expert Resolution, the Parties shall submit and exchange response briefs of no more than fifteen (15) pages. The Parties’ briefs may include or attach relevant exhibits in the form of documentary evidence, any other material voluntarily disclosed to the other Party in advance, or publicly available information. The Parties’ briefs may also include or attach demonstratives and/or expert opinion based on the permitted documentary evidence. The Experts Meeting shall consist of a one (1) day hearing of no longer than eight (8) hours, such time to be split equally between the Parties, in the form of presentations by counsel and/or employees and officers of the Parties. No live witnesses shall be permitted except expert witnesses whose opinions were provided with the Parties’ briefs.
(ii)    No later than ten (10) days following the Experts Meeting, the Expert Committee shall issue their written decision. The Expert Committee shall select one Party’s proposed positions as their decision, and shall not have the authority to render any substantive decision other than to select the proposal submitted by either Company or Licensee. The Expert Committee shall have no discretion or authority with respect to modifying the positions of the Parties. The Expert Committee’s decision shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. The Parties shall equally share the costs and expenses in connection with such Expert Resolution proceeding and the Expert Committee fees and expenses. Except in a proceeding to enforce the results of the Expert Resolution proceeding or as otherwise required by Applicable Law, neither Party nor any expert may disclose the existence, content or results of any Expert Resolution proceeding hereunder without the prior written consent of both Parties.
14.3    Exclusions. Nothing in this Article XIV shall preclude a Party from (a) seeking and obtaining in any competent court injunctive or equitable relief to preserve the status quo or prevent immediate harm to the Party, or (b) submitting any dispute, controversy or Claim relating to the scope, validity, enforceability or infringement of any Patents or Marks to a court of competent jurisdiction, including before any patent or trademark administrative body, in the country in which such Patent or Mark was granted or arose, Each Party hereby consents to the jurisdiction of such courts for purposes of such injunctive or equitable relief and to service of process by delivery of notice pursuant to Section 15.4.
ARTICLE XV -     MISCELLANEOUS
15.1    Force Majeure. Nonperformance by either Party shall be excused to the extent that performance is rendered beyond such Party’s reasonable control by industrial conflicts, mobilization, requisition, embargo, currency restriction, insurrection, general shortage of transport, material or power supply, fire, flood, earthquake, explosion, stroke of lightning, other force majeure and similar casualties or other events beyond either Party’s reasonable control, as well as default in deliveries from subcontractors due to such circumstances as defined in this Section 15.1 (a “Force Majeure Event”). If a Force Majeure Event exists for more than one hundred eighty (180) days, then the performing Party shall have the right to terminate this Agreement with respect to the affected Product upon written notice to the non-performing Party, in which case such Product shall become a Terminated Product.
15.2    Performance by Affiliates. Licensee agrees to cause its Affiliates to comply with the provisions of this Agreement that are applicable to such Affiliates and to guarantee the payment and performance thereof. Any breach by Licensee’s Affiliates of any of Licensee’s obligations under this Agreement will be deemed a breach by Licensee, and Company may proceed directly against Licensee without any obligation to first proceed against Licensee’s Affiliates.
15.3    Independent Contractors. It is understood that both Parties are independent contractors and are engaged in the operation of their own respective businesses. Neither Party is the agent of the other for any purpose whatsoever, and neither Party has any authority, express or implied, to enter into any contracts or assume any obligations for the other, to pledge the credit of the other or make any warranties or representations on behalf of the other, except where expressly authorized in writing to do so, Nothing in this Agreement or in the activities of either Party shall be deemed to create an agency, partnership or joint venture relationship.
15.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, in the English language, and shall be given (and shall be deemed to have been duly given upon receipt) by: (a) delivery in person, or (b) an internationally recognized overnight delivery, or (c) registered or certified mail, postage prepaid, return receipt requested, and in the case of (b) and (c), with a courtesy notice also provided by e-mail, which copy shall not constitute notice, to the following address (or at such other address for which such Party gives notice hereunder):
If to Licensee:    A. Menarini Industrie Farmaceutiche Riunite S.r.l.
Via Sette Santi n.3
50131 Firenze, Italy
Attention: General Manager
Facsimile: +39 0555680592
If to Company:    Melinta Therapeutics, Inc.
300 Tri-State International Suite 200
Lincolnshire, IL 60069, U.S. Attention: CFO
    Email: pestrem@melinta.com
Copy to:    Hogan Lovells US LLP
Attention: Adam H. Golden
    Email: adam.golden@hoganlovells.com

Until
December 31, 2018:     875 Third Avenue
New York, NY 10022, U.S.

From and after
January 1, 2019:    390 Madison Avenue
New York, NY 10017, U.S.
Notices shall be considered delivered when received in accordance with the provisions of this Section 15.4, subject to proof of receipt, as evidenced by the applicable courier’s receipt.
15.5    Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Applicable Law other than the laws of the State of New York (the “Governing Law”).
15.6    Entire Agreement. This Agreement, including the Exhibits, the Ancillary Agreements and any other agreements referenced herein, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral, agreements, understandings and arrangements. No modification of or amendment to this Agreement shall be effective unless signed by the Parties.
15.7    Assignment. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned, directly or indirectly, to any Person without the prior written consent of the other Party; provided, however, that Company may assign this Agreement without Licensee’s consent to (a) any of its Affiliates, (b) in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of Company’s assets or business, or all or substantially all of Company’s assets or business with respect to a Product; or (c) as collateral securing any debt financing. Following any such assignment or transfer, the assigning or transferring Party shall in any event remain jointly and severally liable with any such assignee towards the other Party unless otherwise agreed in writing between the Parties. Notwithstanding the foregoing, Company shall be entitled to assign, without any need or approval from Licensee, its rights to receive any payments under this Agreement to any Person. Any attempted assignment by any Party in violation of this Section 15.7 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
15.8    Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction or arbitrator, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the agreed substitute provision in order to give the most approximate effect intended by the Parties.
15.9    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any article, section, recital, exhibit, schedule or party references are to this Agreement unless otherwise stated. No Party or its counsel shall be deemed to be the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.
15.10    Export Control. Licensee understands and acknowledges that Company is subject to regulation by agencies of the U.S. Government, including the U.S. Food and Drug Administration and the U.S. Department of Commerce, which prohibit and/or regulate export or diversion of certain products and technology to certain countries. Any and all obligations of Company to provide Products, as well as any other technical information and assistance shall be subject in all respects to such U.S. laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the U.S, including the Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department, of Commerce, Bureau of Import Administration. Licensee agrees to cooperate with Company, including providing required documentation, in order to obtain export licenses or exemptions therefrom. Licensee shall comply with such Export Administration Regulations, and other U.S. laws and regulations governing exports in effect from time to time.
15.11    Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.
15.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.
LICENSEE:

A. MENARINI INDUSTRIE FARMACEITICHE RIUNITE S.R.L.

By:     /s/ Stefano Pieri
Name:
Title:

COMPANY:

MELINTA THERAPEUTICS, INC.

By:     /s/ Peter J. Milligan
Name: Peter J. Milligan
Title: Chief Financial Officer

[Signature Page to License Agreement]